    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY___, 2000
                                                 REGISTRATION NO.  333-_________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      -------------------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      -------------------------------------

                                 PTN MEDIA, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                                    DELAWARE
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)
                                      7371
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

                                   98-3833990
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                              2750 S. STATE STREET
                            ANN ARBOR, MICHIGAN 48104
                                 (734) 327-0579
                   (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL
               EXECUTIVE OFFICES AND PRINCIPAL PLACE OF BUSINESS)
                      -------------------------------------

                                  PETER KLAMKA
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                 PTN MEDIA, INC.
                              2750 S. STATE STREET
                            ANN ARBOR, MICHIGAN 48104
                                 (734) 327-0579
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

================================================================================
                                    COPY TO:

                                HANK GRACIN, ESQ.
                               LEHMAN & EILEN LLP
                     50 CHARLES LINDBERGH BLVD. - SUITE 505
                            UNIONDALE, NEW YORK 11553
                            TELEPHONE: (516) 222-0888
                            FACSIMILE: (516) 222-0948

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933 check the following box.                              / /

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                      / /

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the
same offering.                                                               / /

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                           / /
         If the delivery of the prospectus is expected to be made pursuant
to Rule 434, please check the following box.                                 / /

                         CALCULATION OF REGISTRATION FEE

                                                             Proposed
                                                              Maximum           Proposed Maximum           Amount of
 Title of Each Class of Securities      Amount to be       Offering Price      Aggregate Offering        Registration
          to be Registered               Registered          Per Share                Price                 Fee (1)
----------------------------------- -------------------- ------------------ -------------------------  -----------------
Common Stock, par value $.001 per    611,100 Shs (2)         $ 6.25     (3)        $3,819,375              $1,061.80
share
Common Stock, par value $.001 per    109,000 Shs(4)          $ 5.00     (5)         $545,000                $151.51
share
Common Stock, par value $.001 per    109,000 Shs(6)(7)        $6.25     (8)         $681,250                $189.39
share
Common Stock, par value $.001 per    45,000 Shs (9)(7)        $6.25     (8)         $281,250                $78.19
share
Common Stock, par value $.001 per    148,892 Shs (10)(7)      $4.50     (8)         $670,014                $186.26
share
Common Stock, par value $.001 per    200,000 Shs (11)(7)      $6.25     (8)        $1,250,000               $347.50
share
TOTAL                                                                              $7,306,825              $2,016.33
==================================== =================== ================== =========================  =================

(1) Fees are calculated by multiplying the aggregate offering price by .000278.

(2) Represents 110,000 shares issued to Peter Klamka, the Registrant's Chairman and Chief Executive Officer, in satisfaction of loans made by Mr. Klamka to the Registrant currently totalling $548,500, 405,000 shares issued in private placements by the Registrant in October and November of 1999, 90,000 shares issued to certain outside consultants to the Registrant and 6,100 shares issued in connection with a loan to the Registrant.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low trading prices of the common stock of the Registrant on the NASDAQ Bulletin Board on February 1, 2000.

(4) Issuable upon conversion of 5,450 of the Registrant's Class A Convertible Preferred Shares.

(5) Each share of Class A Convertible Preferred Share is convertible into the Registrant's common stock at $5.00 per share of common stock.

(6) Issuable upon exercise of 109,000 warrants issued in connection with the Registrant's issuance of its Class A Convertible Preferred Shares.

(7) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement also covers such indeterminable additional shares as may become issuable as a result of anti-dilution adjustment in accordance with the terms of the warrants.

(8) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) promulgated under the Securities Act of 1933, as amended.

(9)      Issuable upon exercise of 45,000 warrants issued in July 1997.

(10)     Issuable upon exercise of 148,892 warrants issued in August 1998.

(11) Issuable upon exercise of warrants issued in 1999 to an outside consultant of the Registrant.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.
                            -----------------------



THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.




                 SUBJECT TO COMPLETION DATED FEBRUARY ___, 2000


                                 PTN MEDIA, INC.

                        1,222,992 Shares of Common Stock



                                ----------------

         This prospectus covers the sale of 1,222,992 of our shares of common stock. The shares are being offered by the selling stockholders.
                                ----------------

         Our common stock is listed on the NASDAQ Bulletin Board under the symbol "PTNN". The last reported sale of our common stock on February 1, 2000 on the NASDAQ Bulletin Board was $7.00 per share.

         The common stock may be sold by the selling stockholders directly or through underwriters, dealers or agents in market transactions or privately negotiated transactions.



         This investment involves risks. See "Risk Factors" beginning on page 7.



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                                ----------------

                       Prospectus dated February ___, 2000

                            [Photos of our websites.]

                               PROSPECTUS SUMMARY

         This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully. Investors should carefully consider the information set forth under the heading "Risk Factors." In this prospectus, the terms "PTN Media", "we", "us" and "our" refer to PTN Media, Inc. and its subsidiaries.

                                 PTN Media, Inc.

                                   Our Company

         We are an interactive media content provider of branded content for defined target audiences using a combination of new and traditional media. We produce "fashionwindow.com" (www.fashionwindow.com), which is designed to be the leading online destination for fashion, style and beauty content, commerce and community. We also plan to provide similar content on web sites hosted by well known models and celebrities, including well-known model Claudia Schiffer.

         Fashionwindow.com generates revenues through various means. It sells banner advertising on a cost per thousand impressions basis. It generates transactional revenues paid by online retailers and rent paid by online retailers for placement in the shops at fashionwindow.com. It also generates revenue from third party application providers via bounties and commissions.

         We are currently producing, and intend to launch in the first quarter of this year, claudiaschiffer.com (www.claudiaschiffer.com). We have the exclusive license to use Ms. Schiffer's name and likeness in connection with this web site.

         We also plan to repackage our online content for use in radio, television, print and software.

                              The Internet Industry

         The Internet industry has grown substantially since its inception. According to industry data:

                  o there are currently 196 million people on the Internet worldwide.

                  o more than $21 billion in Internet revenue was generated in 1999 in the United States alone.

                  o United States internet revenue is expected to increase to over $95 billion by 2001.

                  o By 2003, more than 500 million customers are expected to be shopping on-line.


                              Our Business Strategy

         Similar to other web site operators, we have recognized the growing commercial opportunities presented by the Internet and the World Wide Web, which we believe is emerging as a global marketplace for the transaction of business. Our strategy is to take advantage of many of these commercial outlets by producing web sites with content that is of great appeal to our targeted audience and attract advertisers desiring to reach this audience.

         Our initial web site, fashionwindow.com, focuses on fashion, beauty, style, fitness and related subjects, and offers several features, such as daily updated fashion editorials, entertainment coverage (e.g. movie, television and book reviews) and diet tips. We intend to add celebrities as hosts of fasionwindow.com.

         We also plan to develop web sites featuring popular fashion models, many of whom, such as Claudia Schiffer, are commonly referred to as "supermodels" in publications and other media. We then plan to generate revenue through all our web sites by:

                  o the sale of banner advertisements and sponsorships on our web sites to advertisers targeting consumers with similar demographic characteristics as visitors to our web sites;

                  o direct response marketing of related products and services through arrangements with third parties;

                  o sales of downloadable electronic and paper calendars featuring host models;

                  o licensing of proprietary content and intellectual property rights to third parties; and

                  o        subscription and membership online chat services.

         Our ability to implement this strategy will continue to be affected by our ability to raise necessary funds.

         We plan to advertise and promote our web sites through various forms of media. We also plan to purchase banner advertisements on search engines on the World Wide Web, on a limited basis, as well as enter into advertising barter arrangements with other web sites. We further intend to promote our web sites through advertising and promotional spots contained within our-sponsored radio programs and by advertising in selected publications. We also will arrange for the promotion of our web sites by host models to the extent that they are not prohibited from participating in any such promotion as a result of other commitments. Finally, promotional advertising in connection with products offered by us, including calendars and electronic planners, is another means by which we intend to promote our web sites.

         Although there are currently several web sites that focus on fashion and/or models, including sites that are operated by well-known publications and modeling agencies, we believe, although there can be no assurance, that our web sites will have a competitive advantage over these other sites, based on the popularity of our host models. We also believe, although there can be no assurance, that we will be able to enter into exclusive engagements with additional models and celebrities having significant appeal to the same targeted users of the World Wide Web. In addition, we plan to offer an online avenue for interactive communication covering topics such as fashion and health, with the primary focus on our web sites' models and celebrity hosts. Our goal is to operate the exclusive online access to select models such as Claudia Schiffer, and to provide visitors and members with information, photos and other content unavailable elsewhere. In the event our strategy is successful, of which there can be no assurance, we believe that we will be one of few web site operators that offers features relating to fashion and beauty with the quality of content and celebrity appeal we intend to provide.


                             ----------------------

                              About PTN Media, Inc.

         We incorporated under the laws of the State of Delaware in January 1998, and are the surviving corporation of a merger with our predecessor Interactive Entertainment Studio, Inc., a Nevada corporation. Our principal executive offices are at 2750 S. State Street, Ann Arbor, Michigan 48104, and our telephone number is (734) 327- 0579. Our Web site is www.ptnmediainc.com. This prospectus does not incorporate by reference any information on our Web site.

                                  The Offering


Common stock outstanding before this offering            3,701,562 shares
Common stock offered by selling stockholders             1,222,992 shares
Common stock to be offered by us.......................  0 shares
Common stock to be outstanding after this offering.....  3,701,562 shares
Use of proceeds........................................  All of the shares offered by this
                                                         prospectus are being
                                                         offered by the selling
                                                         stockholders. We will
                                                         not receive any
                                                         proceeds from these
                                                         sales of our stock.

OTC Bulletin Board symbol..............................  PTNM

         Unless otherwise indicated, all information in this prospectus excludes:

                  o 258,000 shares issuable upon the exercise of warrants to acquire our common stock that were outstanding as of February 1, 2000.

                  o 165,000 shares issuable upon the exercise of presently exercisable options to acquire our common stock that were granted pursuant to our 1998 Option Plan.


                            -------------------------

                             Summary Financial Data
                      (In thousands, except per share data)


                                              For the Period                                         Nine Months Ended
                                              May 27, 1997
                                              (Inception) to      Fiscal Year Ended
                                              December 31, 1997   December 31, 1998     September 30,1998    September 30,1999
                                              -----------------   -----------------     -----------------    -----------------


REVENUES.................................                  $-               $4,488                   $-              $13,488
                                                    ---------              ----------         ---------            ---------

EXPENSES
  Cost of Revenues.......................             150,000               1,578,728           200,000               52,923
    Product Development..................              29,630                 452,458           371,615              293,440
    General and administrative...........              79,387                 275,277           212,434              267,393
                                                    ---------              ----------         ---------            ---------
 TOTAL EXPENSES                                       259,017               2,306,463           784,049              613,756
                                                    ---------              ----------         ---------            ---------

LOSS FROM OPERATIONS                                 (259,017)             (2,301,975)         (784,049)            (600,268)
                                                    ---------              ----------         ---------            ---------

OTHER INCOME (EXPENSE)
  Interest expense.......................              (2,250)                (27,144)          (23,755)             (50,682)
  Interest income........................                   -                      39               177                   --
                                                    ---------              ----------         ---------            ---------
TOTAL OTHER INCOME (EXPENSE)                           (2,250)                (27,105)          (23,578)             (50,682)
                                                    ---------              ----------         ---------            ---------
NET LOSS.................................
                                                   $ (261,267)            $(2,329,080)        $(807,627)           $(650,950)
                                                    =========             ===========         =========            =========
BASIC LOSS AND DILUTED LOSS PER
COMMON SHARE
                                                       $ (.09)                 $(0.75)           $(0.27)              $(0.19)
                                                        =====                  ======            ======               ======
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
                                                    3,041,680               3,097,777         3,041,680            3,432,995
                                                    =========               =========         =========            =========

BALANCE SHEET DATA:
                                                                                                             As of
                                              December 31, 1997    December 31, 1998                         September 30, 1999
                                              -----------------    -----------------                         ------------------
CURRENT ASSETS
  Cash...................................            $ 20,134                   $ 702                               $ 12,208
   Accounts receivable ..................                   -                   4,488                                      -
  Due from Shareholders..................               2,957                       -                                      -
                                                      -------                --------                             ----------

TOTAL CURRENT ASSETS                                   23,091                   5,190                                 12,208

FIXED ASSETS - NET                                      1,984                   3,626                                 24,497
OTHER ASSETS                                                -                     690                                    690
                                                      -------                --------                             ----------
                                                      $25,075                  $9,506                                $37,395
                                                      =======                ========                             ===========

TOTAL CURRENT LIABILITIES                            $282,385                $987,565                             $1,171,911
                                                     --------                --------                             ----------

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIT)
  Preferred Stock, par value $0.01;
  1,000,000 shares authorized,...........
   Common Stock, par value $.001;                           -                       -                                     24
   10,000,000 shares authorized, ........
  Additional paid-in capital.............               2,967                   3,378                                  3,440
  Deficit accumulated during the                          990               1,608,910                              2,103,317
  development stage .....................
                                                     (261,267)             (2,590,347)                            (3,241,297)
                                                    ---------             -----------                            -----------
TOTAL SHAREHOLDERS' EQUITY                           (257,310)               (978,059)
(DEFICIT)
                                                                                                                  (1,134,516)
                                                                                                                 -----------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY (DEFICIT)                      $25,075                   $9,506                                 $37,395
                                                    =======                   ======                                 -------

                                  RISK FACTORS

         Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following risks, among others.

We have an accumulated deficit and anticipate further losses.

         We have incurred significant losses since we began doing business. There can be no assurance that our services and products will ever generate sufficient revenues or that our operations will ever be profitable. As of September 30, 1999, we had an accumulated deficit of $3,241,297. We expect to incur operating losses for the foreseeable future due to the significant expenses which we expect to incur in the continued development and marketing of fashionwindow.com, the development and marketing of our proposed web site claudiaschiffer.com as well as expenses related to any additional sites that we develop. These expenses include substantial advance royalty payments that we have agreed to make to Ms. Schiffer. Additionally, to the extent that we engage additional models and/or celebrities for our web sites, we will most likely be required to pay advance royalties to those persons.

         We have generated extremely limited revenues to date from our fashionwindow.com web site, and there can be no assurance that we will ever generate revenues from this web site or from any other business we conduct. These initial revenues have been generated primarily from advertising placed on fashionwindow.com. We also expect to significantly increase our operating expenses to expand our sales and marketing operations, to fund greater levels of product development, and to develop other forms of revenue- generating business, such as direct response sales, licensing of our proprietary materials to others, and celebrity chat clubs.

We received an opinion from our accountants for the period ended December 31, 1998 which raised doubt about our ability to continue after such date as a going concern.

         Our consolidated financial statements for the year ended December 31, 1998, which are included in this prospectus, indicate that there was substantial doubt as of December 31, 1998 about our ability to continue as a going concern due to our need to generate cash from operations and obtain additional financing.

We need to raise additional funds to fund our business operations.

         We need to raise additional funds because our cash flows have proven to be insufficient to fund operations. There can be no assurance that additional financing will be available to us on commercially reasonable terms, or at all. We may raise funds through equity or debt financings, depending on our opportunities. If we raise additional funds by issuing equity securities, this will further dilute the interests of our current stockholders. If we raise additional funds by issuing debt securities, we will be subject to the risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. We have no current arrangements with respect to, or sources of, additional financing, and it is not anticipated that our existing stockholders will provide any portion of our future financing requirements.

We depend on license agreements with models to attract users to our web sites.

         We plan that a principal attraction of our web sites will be celebrity models who host our web sites. In the event we are unable to retain the services of a sufficient number of celebrities to host our web sites, or maintain the services of such celebrities for an extended period of time, it is highly unlikely that our web sites will attract the number of users required to obtain significant advertising and merchandisers.

         In addition, the success of our web sites will be highly dependent on the continued popularity of the celebrity models who host the sites. In the event that the popularity of any such celebrity model fades in the public eye, including for among other reasons, disclosure of allegedly illegal or immoral acts by such celebrity model, we will in all likelihood find it necessary to terminate our relationship with that celebrity model. This could adversely effect our business because a suitable replacement may not be available on a timely basis and on mutually agreeable terms and conditions.

We may not be successful in an arbitration filed by Tyra Banks. This could have a material adverse effect on our business.

         On December 8, 1998, attorneys for Tyra Banks and Bankable, Inc., an entity controlled by Ms. Banks, made a Demand for Arbitration against us under the Commercial Arbitration Rules of the American Arbitration Association. There can be no assurance that we will be successful in this arbitration and an unfavorable settlement or result in this matter could have a material adverse affect on us. Ms. Banks' attorneys alleged that we failed to make timely payments due upon the execution of the Web Site License Agreement and Calendar Agreement between Ms. Banks and us. Ms. Banks is seeking $153,000 plus interest and other damages. On January 15, 1999 we, through our attorneys, filed an Answer and Counterclaim to Ms. Banks' Demand for Arbitration. We raised several defenses to Ms. Banks' claims and claimed a breach by Ms. Banks of the Agreements. We are seeking $100,000 plus additional damages relating to the advance payment made by us to Bankable, Inc. A hearing was held in October 1999 and we filed briefs in response and are awaiting the arbitrator's decision.

In the event that we fail to attract advertising customers, lose customers after they have been retained, or we are forced to reduce advertising rates in order to retain or attract advertisers, our business, results of operations and financial condition could be materially and adversely affected.

         We derive substantially all our revenues from the sale of advertisements on our web sites and expect this trend to continue through 2000. Our ability to generate advertising revenues will depend upon, among other factors, the acceptance of our web sites as attractive and sustainable media, the development of a large audience of users of our web sites and the effective development of media properties that provide user demographic characteristics that will be attractive to advertisers. Existing advertising placement contracts are for relatively short terms, generally three months or less, and are terminable by advertisers at any time on very short notice. Consequently, our advertising clients will be able to eliminate or move their advertising to competing Internet sites or from the Internet to traditional media, quickly and at low cost.

         There is currently intense competition in the sale of advertising on the Internet. This competition has resulted in a wide range of advertising rates for a variety of advertising services, making it difficult to project future levels of Internet advertising revenues which may be realized by us or any of our competitors. Competition among current and future web sites, as well as competition from traditional media for advertising placements, could result in significant price competition and reductions in our projected advertising prices and revenues.

In the event that we are unable to generate significant revenues from any sources other than advertising placements, our business, results of operations and financial condition could be materially and adversely affected.

         Our ability to expand our business is also dependent upon our success in generating significant revenues from sources other than advertising placements on our web sites. We intend to enter into direct marketing arrangements with a variety of businesses in connection with the sale of their products and services on our web sites. There can be no assurance that we will be able to enter into such arrangements or create and maintain revenue from such arrangements.

If our web sites, including their content, are not accepted, or develop more slowly than expected, or the market becomes saturated with competitors, our business, results of operations and financial condition will be materially and adversely affected.

         Our success is dependent upon our ability to deliver original and compelling content in order to attract users. There can be no assurance that our current web site and/or future web sites, to the extent developed and launched, will contain content which will be attractive to a sufficient number of users to generate advertising revenues or that we will be able to anticipate, monitor and successfully respond to rapidly changing consumer tastes and preferences so as to attract a sufficient number of new and repeat users to our sites. If we are unable to do so, this will have a material adverse effect on our financial condition. As is typical in a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services, such as our web sites, are subject to a high level of uncertainty and risk. Because this market is new and evolving, it is difficult to predict future growth. There can be no assurance that we will be able to successfully develop a market for our web sites or that demand will emerge or become sustainable.

If we are unable to develop and maintain satisfactory relationships with other web sites or if our competitors are better able to maintain such relationships, our business, results of operations and financial condition could be materially and adversely affected.

         Our ability to advertise on other web sites and the willingness of the owners of such sites to direct users to our web sites through hypertext links is critical to our operations. Search engines, directories and other navigational tools managed by Internet service providers and web browser companies also significantly affect traffic to our web sites. We also depend on our relationships with third party vendors of Internet development tools and technologies in order to develop the content required to attract users to our web sites. Developing and maintaining satisfactory relationships with such persons could become more difficult and expensive as competition increases among content providers.

A security breach could result in loss of customers, damage to our reputation, damage to our web sites, costs of repair and detection and other expenses. This could have a material adverse effect on our business, results of operations and financial condition.

         Although we have engaged a third party, Digex, Inc. to host our initial web site, and intend to engage third parties to host all our web sites, the Internet infrastructure is vulnerable to computer viruses, break-ins and similar disruptive problems by our customers and other Internet users. These factors could lead to interruption, delays or cessation in service thereby causing harm to our business and financial condition. In addition, unauthorized use of the Internet could also jeopardize the security of confidential information stored in computer systems of our customers and other parties using the Internet, which could deter potential customers from accessing our web sites and give rise to liability to users whose security or privacy has been infringed.

If we are unable to compete successfully with potential competitors it will have a material adverse effect on our business, results of operations and financial condition.

         The market for Internet services and products is highly competitive and competition is expected to continue to increase significantly in the future. In addition, we expect the market for web-based advertising to be intensely competitive.

         There can be no assurance that we will ever be able to compete successfully with potential competitors or that the competitive pressures faced by us will not have a material adverse effect on our business, results of operations and financial condition. There are no significant barriers to developing web sites, and we expect competition to continue to grow. We compete with a significant number of web content providers, several of which offer competitive services and/or products, and address certain of our target markets, including, among others, Women's Wire, Elle Magazine, Ford Models, Inc. and Pataxi Entertainment Network, Inc. (operator of supermodel.com). Many of these competitors have significantly greater financial, technical and marketing resources than us, and include companies that are larger and better capitalized than us. These competitors may also have expertise and established brand recognition in the Internet market. There can be no assurance that our competitors will not develop Internet services and products that are superior to those currently offered or contemplated by us or that they will not achieve greater market acceptance than our contemplated services and products. In addition, we compete with these competitors, online services and other web site operators, for the same sources of advertising and direct marketing revenue.

         Our web site competes with (and any future developed web sites will compete with) other forms of media, such as television, radio and print media, many of which provide services and products that are similar to those which we currently provide and also intend to provide through our web sites. Although traditional media outlets do not offer many of the interactive features available through the Internet (such as online chat rooms and E-mail), there are numerous publications, as well as television and radio programs, which provide editorial content similar to that which we provide on our web site, as well as articles and features on fashion, beauty, health and celebrities. We also will compete with these traditional media outlets for advertising revenue and direct marketing revenue.

         Although we believe that there exists a large share of advertising dollars available to us and other web site operators, as well as several other commercial opportunities for the generation of revenues through our contemplated web sites, competition among current and future web sites, as well as competition with other forms of media for advertising placements, could result in significant price competition and reductions in advertising revenues.

The loss of our Chief Executive Officer's services would have a material adverse effect on us.

         Our success will be largely dependent on the efforts of Peter Klamka, our Chairman, President and Chief Executive Officer, and his ability to forge new relationships with celebrity models and to maintain such relationships, as well as to oversee the development and maintenance of our web sites and other services and products. Our success will also be highly dependent on Mr. Klamka's ability, as well as the ability of others employed by us, to obtain advertising placements consistent with the demographic characteristics of the users of our web sites. The loss of his services would have a material adverse effect on our business and prospects.

         We have not entered into an employment agreement with Mr. Klamka and Mr. Klamka has not entered into any agreement restricting his involvement in a business which competes with us. As a result, Mr. Klamka is an employee-at-will and has the right to leave us at any time. Mr. Klamka has informed us that he intends to devote a substantial portion of his working time to our business and that he also intends to devote a portion of his time to other business interests that do not compete with our business. In addition, Mr. Klamka is not restricted from entering into a competing business after the term of his employment with us; provided, however, that he would not be permitted to use proprietary information and trade secrets belonging to us. Our success will also be dependent upon our ability to hire and retain qualified writers, editors and technical personnel, as well as qualified marketing, financial and other personnel. Competition for qualified personnel is intense and there can be no assurance that we will be able to hire or retain additional qualified personnel.

                           FORWARD LOOKING STATEMENTS

         Some of the statements under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements.

         In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "could", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", or "continue" or the negative of such terms or other comparable terminology.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.


                                 USE OF PROCEEDS

         Proceeds from the sale of the shares of common stock being registered hereby will be received directly by the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the shares.


                                 DIVIDEND POLICY

         We have not paid any cash or other dividends on our common stock since our inception and do not anticipate paying any such dividends in the foreseeable future. We intend to retain any earnings for use in our operations and to finance the expansion of our business.


                           PRICE RANGE OF COMMON STOCK

         Our common stock has been quoted on the NASDAQ Bulletin Board under the symbol "PTNN" since March 29, 1999. On February 1, 2000, the last reported sale price on the NASDAQ Bulletin Board was $7.00 per share. As of February 1, 2000, there were approximately 70 record holders of our common stock.

         The following table sets forth the range of high and low closing prices for our common stock for each quarterly period indicated, as reported by brokers and dealers making a market in the capital stock. Such quotations reflect inner-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.

                                                                  Price Range
                                                                  -----------

                                                                High       Low
                                                                ----       ---

       Calendar Year 1999
       Fourth Quarter.......................................... $7.50     $1.50

       Calendar Year 2000
       First Quarter (through February 1, 2000)................ $8.00     $5.00



                              SELLING STOCKHOLDERS

         We have agreed to register the public offering of the selling stockholders' shares of common stock under the Securities Act and to pay all expenses in connection with such registration, other than brokerage commissions and discounts in connection with the sale of the common stock and the expenses of counsel.

         The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by each of the selling stockholders as of February 1, 2000, the number of shares which may be offered for resale pursuant to this prospectus and the number of shares of common stock owned beneficially by each of the selling stockholders after the offering. No selling stockholder has any affiliation with PTN Media, Inc. or its officers, directors, promoters or principal shareholders except as noted.

         The information included below is based upon information provided by the selling stockholders. Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold.


                                              Amount and Nature of                       Shares Benefically     Percent of Class
                   Name                    BeneficialOwnership (1)    Shares toBe Sold   OwnedAfterOffering     After Offering (2)
                   ----                    -----------------------    ----------------   ------------------     ------------------
  Peter Klamka                                        2,177,374 (3)            110,000             2,067,374            60.0%
  Henry Rak                                              45,000 (4)             45,000                   -0-                -
  Steven Miller                                         180,000 (5)            180,000                   -0-                -
  Steven Robertson                                       10,000 (6)             10,000                   -0-                -
  Leo Barrett                                             4,000 (7)              4,000                   -0-                -
  P. Robert Schneiderman                                 57,200 (8)             57,200                   -0-                -
  G. Gordon Kakas                                       21,667  (9)             21,667                   -0-                -
  Mark Simmons                                          30,000 (10)             30,000                   -0-                -
  American Nortel                                      250,000 (10)            250,000                   -0-                -
  Allan Carter                                          10,000 (10)             10,000                   -0-                -
  Chevelton Fund Ltd.                                   25,000 (10)             25,000                   -0-                -
  Loni Z. Spurkeland                                     5,000 (11)              5,000                   -0-                -
  Ronald Kassover                                       10,000 (11)             10,000                   -0-                -
  Daniel Shapiro                                        10,000 (11)             10,000                   -0-                -
  Doug Hudson                                            6,667 (12)              6,667                   -0-                -
  Larry Fritchley                                        1,320 (12)              1,320                   -0-                -
  Joel Weis                                              6,667 (12)              6,667                   -0-                -
  Ronald Hayek                                           3,334 (12)              3,334                   -0-                -
  Timothy Farrel                                         7,000 (12)              7,000                   -0-                -
  Jean Michelle Cetoute                                 16,667 (12)             16,667                   -0-                -
  Curt Schwartzrock                                     10,000 (12)             10,000                   -0-                -
  Judy Koczor                                           13,334 (12)             13,334                   -0-                -
  Joseph Sciarotta                                       3,300 (12)              3,300                   -0-                -
  Thomas R. Hechler                                      3,334 (12)              3,334                   -0-                -
  Frank and Lucy Decarne                                 3,500 (12)              3,500                   -0-                -
  Mary Jacobsen                                          6,667 (12)              6,667                   -0-                -
  Ron Onopa                                             10,000 (12)             10,000                   -0-                -


                                              Amount and Nature of                       Shares Benefically     Percent of Class
                   Name                    BeneficialOwnership (1)    Shares toBe Sold   OwnedAfterOffering     After Offering (2)
                   ----                    -----------------------    ----------------   ------------------     ------------------
  Jon Allyn Bromaghim                                    6,667 (12)              6,667                   -0-                -
  Barbara Sineni                                         3,334 (12)              3,334                   -0-                -
  Richard M. Lochner                                     6,667 (12)              6,667                   -0-                -
  Percy Laster                                           1,667 (12)              1,667                   -0-                -
  Fegen & Associates                                   240,000 (13)            240,000                   -0-                -
  United Capital Group                                   50,000(14)             50,000                   -0-                -
  Lewis Tuller                                           10,000(15)             10,000                   -0-                -
  Gene Grossman                                           5,000(15)              5,000                   -0-                -
  Michael Mathieu                                         4,000(15)              4,000                   -0-                -
  Paula Mathieu                                           4,000(15)              4,000                   -0-                -
  John Mathieu                                           10,000(15)             10,000                   -0-                -
  Mary Christensen                                        6,000(15)              6,000                   -0-                -
  William E. Owens                                        6,000(15)              6,000                   -0-                -
  Joseph Boyle                                           10,000(15)             10,000                   -0-                -




----------------
(1) Under Securities and Exchange Commission rules, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. A person is also deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and are exercisable within 60 days from the date hereof have been exercised.

(2) Based on a total of 3,440,262 shares issued and outstanding as of February 1, 2000.

(3) Includes 110,000 shares of common stock issued in January 2000 to Mr. Klamka in satisfaction of loans made by Mr. Klamka beginning in April 1998 to PTN Media, Inc., currently totalling $548,500. Mr. Klamka is our Chief Executive Officer and President.

(4) Consists of 10,000 shares of common stock issuable upon conversion of 500 shares of our Class A Preferred Stock, 10,000 shares of common stock issuable upon exercise of warrants issued in connection with our Class A Preferred Stock and 25,000 shares of common stock issued in October 1999.

(5) Consists of 50,000 shares of common stock issuable upon conversion of 2,500 shares of our Class A Preferred Stock, 50,000 shares of common stock issuable upon exercise of warrants issued in connection with our Class A Preferred Stock, 50,000 shares of common stock issued in October 1999 and 30,000 shares of common stock issuable upon exercise of warrants issued in February 1999.

(6) Consists of 5,000 shares of common stock issuable upon conversion of 250 shares of our Class A Preferred Stock and 5,000 shares of common stock issuable upon exercise of warrants issued in connection with our Class A Preferred Stock.

(7) Consists of 2,000 shares issuable upon conversion of 100 shares of our Class A Preferred Stock, and 2,000 shares of common stock issuable upon exercise of warrants issued in connection with our Class A Preferred Stock.

(8) Consists of 20,000 shares of common stock issuable upon exercise of warrants issued in 1997; 6,100 shares of common stock and 6,100 shares of common stock issuable upon exercise of warrants, issued in connection with a loan Mr. Schneiderman made to PTN Media, Inc. in June 1999; 12,500 shares of common stock issuable upon exercise of 625 shares of our Class A Preferred Stock; 12,500 shares of common stock issuable upon exercise of 12,500 warrants issued in connection with our Class A Preferred Stock.

(9) Consists of 15,000 shares of common stock issued in October 1999 and 6,667 shares of common stock issuable upon exercise of warrants issued in 1998.

(10)     Represents shares of common stock issued in October 1999.

(11) Represents shares of common stock issuable upon exercise of warrants issued in 1997.

(12) Represents shares of common stock issuable upon exercise of warrants issued in 1998.

(13) Includes 40,000 shares of common stock and 200,000 shares of common stock issuable upon exercise of warrants issued for consulting services rendered to PTN Media, Inc. in October 1999.

(13) Includes 40,000 shares of common stock and 200,000 shares of common stock issuable upon exercise of warrants issued for consulting services rendered to PTN Media, Inc. in October 1999.

(14) Represents shares of common stock issued for consulting services rendered to PTN Media, Inc. in January 2000.

(15) Represents shares of common stock issuable upon conversion of shares of our Class A Preferred Stock and upon exercise of warrants issued in connection with our Class A Preferred Stock.




                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o        short sales, except as described below;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale; and

         o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in securities of PTN Media, Inc. or derivatives of PTN Media, Inc. securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus. This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under "Risk Factors".

  Overview

The Company, since its inception, has incurred net losses of $3,241,297 and at September 30, 1999, its current liabilities exceeded its current assets by $1,159,703. The Company may be unable to continue in existence unless it is able to arrange additional financing to supplement its recently completed initial public offering, bridge financing and sale of preferred stock.

The Company has not yet generated any significant revenues and is still considered in the development stage. Through September 30, 1999, cumulative revenues totaled $17,976, and resulted entirely from the sale of calendars (see discussion below regarding the Claudia Schiffer Calendar Agreement). The Company continues to incur costs associated with the development of its proposed web sites.

Additionally, the Company has advanced $134,000 to a company controlled by fashion model, Tyra Banks, pursuant to certain agreements between the Company and Ms. Banks' company and has also incurred expenses of approximately $10,000, to date, in connection with the development of the intended web site to have been hosted by Ms. Banks and in connection with the development of calendars featuring her. In June 1998, Ms. Banks declared the Company in breach of these agreements based on the Company's alleged failure to pay the full amount of all advances and reimbursable expenses allegedly owed pursuant to such agreements. The agreement relating to the creation and sale of calendars has been terminated. Although Ms. Banks also claims that the web site agreement has been terminated, the Company believes that it is currently in full compliance with this agreement, and that Ms. Banks has refused to perform thereunder. On December 8, 1998, attorneys for Ms. Banks made a demand for arbitration against the Company alleging that the Company failed to make timely payments of monies due under the executed agreements, and refused to return certain materials to Ms. Banks. Ms. Banks is seeking payment of $153,000 (which amount is recorded as a liability on the financial statements) plus interest, as well as damages for injury to her public reputation. On January 15, 1999, the Company through its attorneys, filed an Answer and Counterclaim to Ms. Banks' Demand for Arbitration. The Company raised several defenses to Ms. Banks' claims and claimed a breach by Ms. Banks and Bankable, Inc. of the Web Site Agreement. A preliminary administrative conference was held on January 19, 1999 and a hearing was scheduled for April 23, 1999. The hearing scheduled for April 23, 1999 was moved to June 15, 1999 due to Ms. Banks' inability to appear in April due to a prior commitment to film a motion picture in Canada. In October 1999, the two parties met in arbitration and are expecting a decision in January 2000.

The Company is seeking the return of $100,000, plus interest, which was paid to Ms. Banks. The Company intends to vigorously defend itself in this arbitration, and believes that it has meritorious defenses. However, there can be no assurance that the Company will be successful in this arbitration and an unfavorable result could have a material adverse effect on the Company due to its limited resources.

The Company entered into a Web Site License Agreement with Claudia Schiffer (the "Schiffer License Agreement") which grants the Company the exclusive license for an on-line Internet service devoted to Ms. Schiffer. The Company has the right to use Ms. Schiffer's name and likeness for an Internet site including a merchandise "boutique", monthly column and interviews or on-line chat sessions. Ms. Schiffer also would make promotional appearances and voice recordings to promote the site and provide content for it. The Schiffer License Agreement would continue until the year 2001. The Company would pay Ms. Schiffer guaranteed minimum royalties of $300,000 for the first year (which amount was paid) of the Schiffer License Agreement, $400,000 for the second year, and $500,000 for the third year, which would be credited against earned royalties ranging from 25% to 80% of site revenues and profits from boutique merchandise sales.

The Schiffer License Agreement also granted to Ms. Schiffer, 269,682 shares of common stock (the "Shares"), with the right to maintain the ratio of her common stock ownership to that of the Company's President. The Company agreed to indemnify Ms. Schiffer for any U.S. income tax liability resulting from the issuance of these shares, however, the Company has been assured that Ms. Schiffer is not a U.S. citizen or resident, and therefore is not likely to be responsible for any such taxes.

In June 1999, the Company entered into a License Agreement with model Estella Warren. This license provides for an on-line Internet service and downloadable electronic calendars featuring the name and likeness of Ms. Warren. This agreement continues until the first anniversary of the date the service is launched and required payment of the entire fee of $30,000 at the time of execution. Ms. Warren also receives a royalty equal to 20% of revenues received in connection with calendar sales.

During the second and third quarters of 1999, the Company paid the entire $30,000 to Ms.Warren.

The Company recently created a new subsidiary, Fragrancedirect.com, Inc. and also hopes to launch "www.fragrancedirect.com," its online fragrance sales effort, during the first half of 2000. On this web site the Company will sell colognes, perfumes and other fragrances direct to Internet users, much in the same way that books are sold on web sites such as "Amazon.com." The site will be promoted through hyper-links from the Company's affiliated web sites. The Company also intends to create mutual linking arrangements with operators of apparel sites and to make barter arrangements for advertising. The Company anticipates that its prices will be lower than the manufacturer's suggested retail prices, however, not necessarily less than all retail outlets. The web site is currently being completed.

The Company intends to obtain product liability insurance in such amounts as it may deem appropriate to insure against any possible product liability exposure resulting from the sale of fragrances on the web site.

There can be no assurance that the Company will generate substantial revenues from the web site. In addition, the Company is aware of at least two similar web sites attempting to compete for the on-line fragrance business.

Cash Requirements:

In April 1998, the Company's Chairman, President and Chief Executive Officer, provided the Company with a revolving credit line with a maximum of $500,000 available. In September 1998, the Board of Directors of the Company authorized an increase in this line to $610,000 and in November and December 1998, further increases to $1,000,000, were authorized. Loans drawn under this line bear interest at a rate of 9% per annum from the date they are made to the Company and are payable by May 2001, provided, however, that if the Company raises gross proceeds in an IPO of at least $1,500,000, the entire outstanding amount and accrued interest will be repaid from the proceeds from the IPO. As of September 30, 1998, borrowings outstanding under this line aggregated $536,344. During the nine months ended September 30, 1999, the Company repaid $38,156 of such loans and borrowed an additional $32,000. Accrued and unpaid interest as of September 30, 1999 was $56,201.


On September 18, 1998, the Securities and Exchange Commission declared effective the Company's Registration Statement concerning an Initial Public Offering ("IPO") of 400,000 shares of common stock, which the Company hoped would generate net proceeds of approximately $1,600,000. This IPO expired on January 31, 1999. As of December 31, 1998, the Company had completed the sale of 66,900 shares of common stock and in February 1999, closed on the sale of an additional 62,000 shares of common stock, realizing aggregate net proceeds of $335,596. The net proceeds from this offering, along with bridge loans received in 1997, have been used to satisfy the Company's obligations under the License Agreements entered into with the fashion models. Also, during the third quarter of 1999, the Company sold shares in its newly created subsidiary, Fragrancedirect.com, Inc. for $190,000 and on November 8, 1999, the Company sold an additional 250,000 shares of its common stock for $500,000.

In March 1999, the Company completed the sale of 5.5 units, each unit consisting of a $50,000 promissory note, bearing interest at an annual rate of 10%, and warrants to purchase 10,000 shares of common stock at $7.50 per share. During the second quarter of 1999, the Company completed the sale of 2,400 shares of Class A Preferred Stock in a private offering of such securities, generating net proceeds of $216,000. The purchasers of these securities also received two-year warrants to purchase 5,000 shares of common stock for every $25,000 of Preferred Stock purchased at an exercise price of $7.50. The preferred shares accumulate dividends at the rate of $10 per share per annum and are convertible to common shares at the option of the holders.

Since the Company raised less than the estimated maximum amount of net proceeds available pursuant to the Initial Public Offering, the Company has insufficient funds available for operations and would be required to seek additional financing sooner than anticipated or curtail certain of its planned activities. The Company may determine, depending on the opportunities available to it, to seek additional equity or debt financing to fund the cost of its operations. There can be no assurance that additional financing will be available to the Company on commercially reasonable terms, or at all. In the event that the Company is unable to raise additional funds, the Company could be required to either substantially reduce or terminate its operations.

Impact of recently issued accounting standards

In February 1999, the FASB issued SFAS No. 135, "Rescission of FASB Statement No. 75 and Technical Corrections" and in June 1999 the FASB issued SFAS No. 136, "Transfers of Assets to a Not-for-Profit Organization or Charitable Trust That Raises or Holds Contributions for Others" and SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." These statements are not applicable to the Company.


Forward looking statements

This report contains certain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Shareholders are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to fully establish its web sites and satisfactorily resolves the litigation with Ms. Banks. Although the Company believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements contained in the report will prove to be accurate.

                                  OUR BUSINESS

  Background on our Business

         We are an interactive media content provider of branded content and commerce opportunities for defined target audiences using a combination of new and traditional media. Our strategy is to create content that is of great appeal to our targeted audience and attract advertisers desiring to reach this audience. Our initial efforts have been dedicated to content related to fashion, style and beauty. We currently provide this content on our interactive web site fashionwindow.com (www.fashionwindow.com). We intend to provide similar content on claudiaschiffer.com. (www.claudiaschiffer.com), that will be hosted by the supermodel Claudia Schiffer. We have the exclusive license to use Ms. Schiffer's name and likeness in connection with this web site. We intend to launch this site in the first quarter of this year.

         We also intend to add celebrities to fashionwindow.com, create additional web sites hosted by well-known models and celebrities, and provide similar content on television, print and other forms of traditional media. We currently market an electronic calendar featuring model Estella Warren.

         Our strategy is to draw a large number of users to our web sites by offering popular area of Web usage including current news and information on fashion, advice on fashion and personal care, commerce opportunities, search capabilities for additional commerce opportunities online and community interactivity.

         We further intend to draw users to our web sites by the following means:


         o Offer free information and services: We provide information, services, and commerce opportunities without cost or charges to the user and make those services easily accessible.

         o        Develop additional licensing of our content to third parties:
                  We are presently party to one license of our original content and are exploring additional opportunities to extend our licensing to other web sites and to other media. These relationships will enable us to develop recognition for our content cost effectively.

         o Develop value added electronic commerce: We believe that Web-based electronic commerce for fashion, apparel and beauty products will continue to grow as an increasing number of consumers and businesses accept the Internet as a viable method of purchasing these goods and services. We currently offer a number of ways to purchase goods and services on our sites including placement of a number of leading internet retailers in our "Shops at FW" area, the Personal Shopper which allows the purchases of items found in search results, direct response via banners, and product specific purchases through afffina Stores.

         o Enhance fashionwindow.com's product offerings: We intend to enhance and expand product offerings on fashionwindow.com with additional content areas such as music, features, and functionality to maintain and enhance our market position.

         o Provide original and compelling targeted sites: Specific sites such as claudiaschiffer.com should offer us opportunities to deliver premium advertising opportunities to a user base with attractive demographics and to diversify our revenue streams through rents, transactional revenue, and licensing.

         o Establish market awareness and brand recognition: We believe that building the fashionwindow.com brand is a critical element of our business strategy. In this regard, we expect to place significant emphasis on establishing a brand identity for our sites and product offerings. We seek to reflect a network of fashion related sites that provide a compelling balance of commerce, community, and content. Our strategy is to build brand awareness using our content licensing, creation of radio programming, and traditional advertising and sponsorships.

         o Advertise our web sites: We advertise and promote our web sites through various forms of media. We purchase banner advertisements on search engines on the World Wide Web and enter into advertising barter arrangements with other web sites. We promote our web sites through advertising and promotional spots contained within Company-sponsored radio programs and by advertising in selected publications. We arrange for the promotion of our web sites by host models, to the extent that they are not prohibited from participating in any such promotion as a result of other commitments, or such promotion is limited by the terms of our license with the model. Finally, promotional advertising in connection with products offered by us, including calendars and electronic planners, is another means by which we promote our web sites.

         o Offer interactive communication: We plan to offer an online avenue for interactive communication covering topics such as fashion and health, with the primary focus on our web sites' models and celebrity hosts. Our goal is to operate the exclusive online access to select models such as Claudia Schiffer, and to provide visitors and members with information, photos and other content unavailable elsewhere.


  Background on our Industry

         By accessing the World Wide Web through the Internet, users can reach a multitude of web sites simply by typing domain names, normally beginning with the letters "www" and ending with the letters "com," "gov," "org" or other suffix depending on the type of entity. Recent improvements in web browsers and search engines, which help users navigate the information and services offered on the World Wide Web, have made locating these web sites much simpler. We believe that as the number of providers of infrastructure, access and browser services increases and access to and the usefulness of the Internet improve, the quality of the content provided by web site operators also will improve. This in turn should attract greater levels of commerce over the Internet.


         Additionally, as a result of increased usage of the Internet, content historically provided by means of traditional media, such as television, radio or print, is now being offered on the Internet. Furthermore, because of the advantages the Internet has over traditional forms of media, particularly its interactive features, content can be provided by means unavailable through traditional media. For example, content can be delivered to specifically identified audiences who share strong similar interests. Advertisers seek out only those web sites that attract audiences with the same demographic characteristics as the desired purchasers of their goods or services.

  Our Web Sites

         Fashionwindow.com

         We currently have one online destination that provides content over the Internet, fashionwindow.com (www.fashionwindow.com). Although there are currently several fashion-related web sites on the Internet, and we expect there to be several additions in the future, we believe that the editorial content, exclusive celebrity relationships and innovative features of fashionwindow.com, as well as web sites we plan to develop, will distinguish us from other providers. Fashionwindow.com offers, and our anticipated web sites are expected to offer, a variety of articles covering fashion, beauty, style and entertainment. Most of these articles are provided by freelance journalists who are experienced writers in these fields.

         Claudiaschiffer.com

         We have the exclusive license to use well-known model Claudia Schiffer's name and likeness in connection with a web site in production, claudiaschiffer.com (www.claudiaschiffer.com). We intend to launch claudiaschiffer.com in the first quarter of this year. This license agreement with Ms. Schiffer, which we entered into in November 1998, grants us the exclusive license for an on-line Internet service devoted to Ms. Schiffer. Pursuant to the terms of the license agreement, we have the right to use Ms. Schiffer's name and likeness for an Internet site including a merchandise "boutique", monthly column and interviews or on-line chat sessions. Ms. Schiffer also is required to make promotional appearances and voice recordings to promote the site and provide content for it. The license agreement continues until the year 2001. We are obligated to pay Ms. Schiffer guaranteed minimum royalties of $300,000 for the first year, $400,000 for the second year, and $500,000 for the third year, which would be credited against earned royalties ranging from 25% to 80% of site revenues and profits from boutique merchandise sales.

         The license agreement grants to Ms. Schiffer 219,682 shares of our Common Stock, with the right to maintain the ratio of her Common Stock ownership to that of Peter Klamka, our President. We valued Ms.

Schiffer's shares at 80% of the market value of our stock on the date of issuance or $4.00 per share. We agreed to indemnify Ms. Schiffer for any U.S. income tax liability resulting from the issuance of these shares, however, we have been assured that Ms. Schiffer is not a U.S. citizen or resident, and therefore is not likely to be responsible for any such taxes.


         In November and December 1998, we paid Ms. Schiffer an aggregate of $145,000 pursuant to the terms of the Schiffer License Agreement. We then paid Ms. Schiffer an additional $155,000 in February 1999, at which time she executed the license agreement. Additionally, in December of 1998, we agreed to issue to Ms. Schiffer an additional 50,000 shares of our Common Stock, so that Ms. Schiffer would be entitled to receive a total of 269,682 shares of Common Stock. Ms. Schiffer was paid in full for 1999. Ms. Schiffer has been paid $100,000 toward the year 2000 obligation. We currently owe Ms. Schiffer $300,000.

         Fragrancedirect.com.

         Our wholly owned subsidiary, Fragrancedirect.com, plans to launch our online fragrance sales effort within the next several months.
Fragrancedirect.com, with the assistance of IXL, is completing the construction of a web site with the Internet address "www.fragrancedirect.com." On this web site we will sell colognes, gift items, perfumes and other fragrances to Internet users.

         We anticipate that our prices for fragrances will be lower than the manufacturers suggested retail prices, however, not necessarily less than all retail outlets.

         We intend to obtain product liability insurance in such amounts as are appropriate to insure against any possible product liability exposure resulting from the sale of fragrances on www.fragrancedirect.com. We are aware of at least two similar web sites attempting to compete for the on-line fragrance business.

         Additional Web Sites and Content

         We are currently negotiating licenses with other popular models in connection with our development of additional fashion-related web sites to be hosted by these models. These web sites will offer content areas similar to those provided on our Fashionwindow.com site, except that the content of each web site will be specifically tailored to the look and style of its model host, as well as the interests of the targeted audience. We also plan to provide daily television listings and astrological forecasts on our web sites, which are expected to be obtained on a barter basis.

         We believe that user interaction will be the main draw of our web sites. Our plan is to continuously add to and change the content on our web sites to enhance user interest. This content may include national and regional "behind the scenes" news from fashion shows, models, clothing designers and other celebrities. In addition, we may enter into arrangements for live broadcasts of fashion shows featuring models from our web sites.

  Our Sources of Revenue

         Advertising

         We believe that Fashionwindow.com offers a desirable vehicle for advertisers seeking to reach fashion-oriented consumers. The subject matter of Fashionwindow.com and our proposed future web sites attract an audience that is well educated, sophisticated and affluent. To be successful, we must attract advertising placements from businesses that provide the types of products and services that appeal to the target audience of our web sites.

         Banner Advertising

         We derive substantially all of our revenues from the sale of advertising banners on our initial web site. These banners appear on a user's computer screen when accessing different areas of our web sites. The interactive nature of the Internet also allows users to obtain extensive additional information about an advertiser's products or services instantly, by clicking on a hypertext link to the advertiser's web site. In some cases the advertiser's products can be purchased in a transaction completed on the Internet. We have entered into agreements with certain advertisers whose banner advertisements appear on our fashionwindow.com web site, and are negotiating with additional advertisers to place banner advertisements on our current and/or future web sites.

         In November 1999 we entered into an exclusive representation agreement with Adsmart Corporation for both fashionwindow.com and claudiaschiffer.com. The term of the agreement is one year. The advertisements are sold pursuant to the agreement on a cost per thousand impressions basis.

         Lycos Agreement

         In an agreement executed on November 16, 1998, Lycos, Inc. agreed to provide us with $600,000 worth of advertising banner impressions on the Lycos network consisting of complete page views with a Claudia Schiffer advertising banner and a link to www.claudiaschiffer.com. The banner advertising and link to our web site were made available to us commencing on December 15, 1998 and were available until December 15, 1999. Lycos has verbally informed us that they will exercise their option to renew the agreement. We are finalizing documentation, although there can be no assurance that Lycos will renew the agreement. These impressions will only be used to promote www.claudiaschiffer.com, and Lycos has also agreed to include at least $200,000 worth of these advertisements on its web site lycos.com. Advertising content and placement on the Lycos network are subject to approval by both parties, with banners rotated as often as the Company desires. Lycos is currently running banner advertisements for www. claudiaschiffer.com and will commence links to the Company's web site as soon as the site is up. In exchange for the services to be provided by Lycos, the Company will provide Lycos with a link to the Company's Claudia Schiffer web site, placed at the Company's discretion. Ms. Schiffer has the right to terminate this agreement at any time. This agreement is a barter arrangement for advertising, does not involve any monetary payments and can be renewed by mutual agreement of both parties.

         Syndicated Radio Shows

         The Company has had preliminary discussions with a national syndicator of radio programming, in connection with the development and airing of a daily 90-second radio show devoted to the same subject matter as the Company's web sites. We have paid supermodel Veronica Webb $2,500 to tape pilot episodes of our proposed radio program Fashionwindow.com Minute. The program is currently being evaluated for distribution. We are also exploring a long form program featuring MTV host and E Channel host Downtown Julie Brown. We paid Ms. Brown $2,500 to tape a pilot episode of this program. The program is currently being evaluated for distribution. Syndicated radio shows could be a source of additional revenue through the sale of up to 30 seconds of advertising time as well as increase traffic to our web sites allowing us to generate more banner advertising. There can be no assurance that we will be able to enter into an agreement with a syndicator or develop or make profitable a radio show.

         Marketing and Promotion

         The Company continually evaluates numerous ways to promote its brand names such as "Fashionwindow," believing that brand recognition will assume increasing importance as the volume of activity on the Internet increases. The Company intends to promote its web sites, products and other services through cobranding and online partnerships, paid advertising, content syndication, public relations and sponsorship.

  Web Host;  Operations, Security and Technology

         Our web sites are made available to users through our web host, Digex. We provide pages of code, graphics and video to Digex, which uploads this information to its dedicated servers. Digex is responsible for all traffic, security and management of the technological aspects of our web sites. We are responsible for updating the content on the web sites and to apprising Digex of our changing technological needs and offering Digex the opportunity to provide for these needs. We compensate Digex with a combination of cash and promotional consideration. We believe we would have no difficulty replacing Digex with another web host if our relationship with Digex were to be terminated for any reason.

         A key element of our success is to generate a high volume of use of our sites. Accordingly, high levels of performance are critical. Any system failure that causes interruption or an increase in response time could result in less traffic to our web sites and, if sustained or repeated, could reduce the attractiveness of our web sites to advertisers. Further, any substantial increase in the number of visits to our web sites could strain the capacity of the software or hardware deployed by us or our web hosts and would require us to expand and adapt our network infrastructure. Our inability to add software or hardware to accommodate substantial increases in traffic could lead to slower response time or system failures.

         Our operations also are dependent, in part, upon the ability of our web hosts to protect their operating systems against physical damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. We do not currently have redundant, multiple site capacity in the event of any such occurrence. Notwithstanding the implementation of security measures by us, such as limiting physical and network access to its routers, our infrastructure is vulnerable to computer viruses, break-ins and similar disruptive acts by Internet users. These factors could lead to interruption, delays or cessation in service of our web sites. Furthermore, the inappropriate use of the Internet could jeopardize the security of confidential information stored in the computer systems of our customers and other users of the Internet, which could deter potential customers from accessing our web sites and give rise to uncertain liability to users whose security and privacy has been infringed. A security breach could result in loss of customers, damage to our reputation, damage to our web sites, costs of repair and detection and other expenses. The security and privacy concerns of existing and potential customers may inhibit the growth of the Internet, in general, and our revenues in particular.

  Competition

         Competition among content providers on the Internet is intense and is expected to increase significantly. The Internet is currently characterized by minimal barriers to entry, since new web sites can be developed and launched at relatively low cost. We face competition from a number of sources that provide content through one or more media, such as print, broadcast, cable television and the Internet. In order to compete successfully, we must establish and maintain awareness, among the public, of our brand names, effectively market our services and products, and successfully differentiate our web sites. This will be highly dependent on our ability to provide compelling and popular content to attract Internet users and support advertising and sales of products and services that are intended to reach such users.

         We compete with a significant number of web content providers, several of which offer competitive services and/or products, and address certain of our target markets, including, among others, Women's Wire, Elle Magazine, Ford Models, Inc. and Pataxi Entertainment Network, Inc. (operator of supermodel.com). In addition, we compete against large service providers, including web directories, search engines, commercial online services and sites maintained by Internet service providers, many of which offer content similar to that provided on our web sites and attract advertisers targeting the same audience as us. Some of these companies include Microsoft Corporation, America Online, Inc., Netscape Communications, Yahoo! Inc. and Prodigy Services Co. Many of these competitors have significantly greater financial, technical and marketing resources than us, and include companies that are larger and better capitalized than us. These competitors also may have expertise and established brand recognition in the Internet market.

         In addition, we compete for the time and attention of Internet users with thousands of non-profit Internet sites operated by educational institutions, governments and individuals. Existing and potential competitors also include other forms of media, such as television, radio and print media, many of which provide services and products that are similar to those which we currently provide and also intend to provide through our web sites. Although traditional media outlets do not offer many of the interactive features available through the Internet (such as online chat rooms, E-mail, etc.), there are numerous publications, as well as television and radio programs, which provide editorial content similar to that which we provide on our web site, as well as articles and features on fashion, beauty, health and celebrities. There can be no assurance that our competitors will not develop services and products that are superior to ours or that achieve greater market acceptance.

         We believe that the principal competitive factors in the Internet market are brand recognition, ease of use, content depth, content quality, content presentation, speed and quality of service execution, competitive pricing, successful marketing and the availability of targeted content and focused value added services and products. To be competitive, we believe that we must distinguish our editorial content from our competitors and customize this content to appeal to our target audiences.

         Since many of our competitors have greater resources than us, these competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing their content and services. In addition, as a strategic response to changes in the competitive environment, we may make certain pricing, service or marketing decisions or enter into acquisitions of new entities that could have a material adverse effect on our business, results of operations and financial condition.

  Technology; Trademarks and Proprietary Rights

         Our success is highly dependent on our trademarks and other intellectual property rights. We rely upon trademark and copyright law, trade secret protection and, where appropriate, confidentiality and /or license agreements with our employees, independent contractors and consultants to protect our proprietary rights. To date, none of our trademarks has been registered, nor do we currently contemplate registering any of our trademarks. We also rely on copyright laws to protect the original content included on our web sites. A substantial amount of uncertainty exists concerning the application of copyright laws to the Internet, and there can be no assurance that existing laws will provide us with adequate protection.

         Effective trademark, copyright and trade secret protection may not be available in every country in which our services and products are distributed or appear via the Internet. As part of our business strategy, we may license our content, trademarks and images to third parties. Without adequate protection in foreign markets, there can be no assurance that these licensees will not take actions that might materially or adversely affect the value of our proprietary rights. In addition, despite our efforts to protect our proprietary rights, the rapid pace of technological innovation on the Internet makes it possible for third parties to copy or otherwise obtain and use our products or technology without authorization, or to develop similar technology independently. Policing unauthorized use of our technology and intellectual property will be difficult. We generally obtain confidentiality agreements from all employees and independent contractors providing services in connection with the development and design of our web sites.

  Government Regulation

         Our business is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing, characteristics and quality of products and services. The Telecommunications Reform Act of 1996 imposes criminal penalties on anyone who distributes obscene, indecent or patently offensive communications on the Internet (although certain provisions of that law have recently been held to be unconstitutional). The manner in which this law, or any similar law which may be adopted in the future, will be interpreted and enforced and its effects on our proposed operations cannot yet be fully determined. The adoption of any additional laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for our services and products and increase our cost of doing business. Furthermore, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, libel and personal privacy is uncertain.

  Arbitration filed by Tyra Banks

         We entered into a license agreement with a company controlled by well-known model, Tyra Banks, similar to the license agreement with the company controlled by Claudia Schiffer. In addition, we also entered into an agreement with Ms. Banks' company in connection with the creation, marketing and sale of calendars and electronic planners featuring photographs of Ms. Banks. On June 18, 1998, Ms. Banks declared us in breach of both of these agreements and has refused to perform under either of them. The basis for this declaration was our alleged failure to pay the full amount of all advances due and payable to Ms. Banks' company pursuant to the agreements, as well as our failure to fully reimburse Ms. Banks for certain expenses provided for under the calendar agreement. To date, we have advanced funds to Ms. Banks' company in the aggregate amount of $134,000. We received a letter from Ms. Banks' attorneys, dated September 8, 1998, demanding that we pay to Ms. Banks' company an additional $153,000 on or before September 15, 1998, cease all uses of Ms. Banks' name, picture and likeness and return all photographs and images of Ms. Banks. This letter further stated that in the event that we failed to comply with their demands by that date, Ms. Banks and her company would be forced to take all "appropriate" action to recover all amounts alleged to be owed, and to enforce their rights against us.

         On December 8, 1998, attorneys for Tyra Banks and Bankable, Inc., an entity controlled by Ms. Banks, made a Demand for Arbitration against us under the commercial arbitration rules of the American Arbitration Association. Ms. Banks' attorneys alleged that we failed to make timely payments of money due upon the execution of the web site license agreement and calendar agreement between Ms. Banks and the Company ("Agreements"), and refused to return photographs, pictures, prints, negatives and images of Ms. Banks. Ms. Banks is seeking the amount of $153,000, plus interest, allegedly owed to her, to prohibit the Company from using her name, picture and likeness, and to have all images of Ms. Banks, in any form, returned to her. She also is seeking damages for injury to her public reputation, lost royalties and the cost of attorney's fees. On January 15, 1999, we, through our attorneys, filed an Answer and Counterclaim to Ms. Banks' Demand for Arbitration. We raised several defenses to Ms. Banks' claims and claimed a breach by Ms. Banks and Bankable, Inc. of the web site agreement. We are seeking the amount of $100,000, plus additional damages, relating to the advance payment made by us to Bankable, Inc. A preliminary administrative conference was held on January 19, 1999, and a hearing was held in October 1999 and we filed briefs in response and are awaiting the arbitrator's decision. We intend to vigorously defend ourself in this arbitration, and believes that we have meritorious defenses. Nonetheless, there can be no assurance that we will be successful in this arbitration, and an unfavorable settlement or result in this matter could have a material adverse effect on us.

                                   MANAGEMENT

  Directors and Executive Officers

         Our directors and executive officers are as follows:


                       NAME                                AGE                            POSITION
-----------------------------------------------------  ----------  ---------------------------------------------



  Peter Klamka....................................         31           Chairman of the Board, President,
                                                                      Chief Executive Officer, Treasurer and
                                                                      Secretary

  Chris Giordano..................................         44           Chief Operating Officer


         The business experience, principal occupations and employment, as well as the periods of service, of each of our directors and executive officers during the last five years are set forth below.

         Peter Klamka has been our Chairman of the Board and Chief Executive Officer since our inception in May 1997. From 1990 to 1991, Mr. Klamka was employed as an analyst with Credit Lyonnais. From 1991 to 1993, he was employed by DMA Holdings, a private investment concern that invested in and acquired automotive parts suppliers. His duties included the evaluation of acquisition candidates. From 1993 to 1994, Mr. Klamka was the owner and sole stockholder of General Display, a company that manufactured scoreboards and timing equipment for sports facilities. He sold this company in 1994. In 1994, Mr. Klamka founded Wilshire Fragrance, a company that developed and marketed men's fragrance products. Mr. Klamka was the chief executive officer of Wilshire Fragrance from 1994 through 1996. In connection with his fragrance business, in 1996, Mr. Klamka developed, what he believes to have been one of the first authorized celebrity web sites, featuring Anna Nicole Smith promoting fragrances for Wilshire Fragrance. Mr. Klamka continued working on this web site until early 1997. Mr. Klamka received his Bachelor of Arts degree from the University of Michigan.

         Chris Giordano has been our Chief Operating Officer since December 1999. Mr. Giordano has been President of Birchwood Capital Advisors Group, Inc. since 1992 and has arranged over $200 million in financings in that period. Prior to 1992, Mr. Giordano was employed by Pain Webber, Inc. in their asset management group. Mr. Giordano earned a BSBA in Accounting and Finance from the University of South Florida in 1977.

         Mr. Klamka and Mr. Giordano are not related.

  Director Compensation

         Mr. Klamka receives no compensation for his service as our sole director.

  Executive Compensation

         The table below summarizes the compensation received by Mr. Klamka for the fiscal years ended December 31, 1999, December 31, 1998 and December 31, 1997.

                           Summary Compensation Table

                                                                                         Long Term Compensation
       Name and                                                      Other Annual         Awards - Securities
  Principal Position     Year       Salary($)        Bonus($)        Compensation        Underlying Options-(#)
---------------------  --------  --------------  ---------------   ------------------  --------------------------

Peter Klamka             1999       $     0                  0                    0                           -
Chairman of the          1998       $34,000                  0                    0                           -
Board and Chief          1997       $     0                  0                    0               16,666 shares
Executive Officer



  Employment and Consulting Agreements

         We have no employment or other written agreement with Peter Klamka, its Chairman, President and Chief Executive Officer. Mr. Klamka has an oral agreement with the Company to receive a base salary of $100,000 per year and such other compensation as the Board of Directors shall designate. During 1998, Mr. Klamka was issued 16,666 shares of Common Stock as compensation for services provided in 1997. During 1998, Mr. Klamka received compensation in the amount of $34,000 and waived payment of the remaining $66,000. The Company believes that Mr. Klamka will continue to waive a portion of the base salary for the foreseeable future, although no assurance thereof can be given.

         Mr. Klamka is involved in other business ventures, including the ownership of over 500,000 shares of American Sports History Inc. (approximately 5.5% of its outstanding capital stock), a Nasdaq Bulletin Board company, but he intends to devote substantially all his business time and effort on behalf of the Company for the foreseeable future. Mr. Klamka has orally committed that, for so long as the Company shall be in existence, he shall conduct no business relating to models or fashion personalities other than through the Company.

         We have no employment or other written agreement with Mr. Giordano.

  Limitation of Liability and Indemnification Matters

         As permitted pursuant to the corporate law of the State of Delaware, our state of incorporation, the Certificate of Incorporation requires that we indemnify its directors and officers against certain liabilities and expenses incurred in their service in such capacities to the fullest extent permitted by applicable law. These provisions would provide indemnification for liabilities arising under the federal securities laws to the extent that such indemnification is found to be enforceable under, and to be in accordance with applicable law. Additionally, we have entered into an indemnity agreement with each director and officer which generally provides that they are indemnified with respect to actions taken in good faith. Furthermore, the personal liability of the directors is limited as provided in our Certificate of Incorporation.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of PTN Media, Inc. pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       PTN MEDIA, INC. STOCK OPTION PLANS

         The PTN Media, Inc. 1998 Stock Option Plan (the "1998 Plan") was ratified and approved by our Board of Directors in March 1998. The 1998 Plan provides for the grant of options to purchase up to 500,000 shares of our common stock. The PTN Media, Inc. 1999 Consultant Stock Plan (the "1999 Plan") was ratified and approved by our Board of Directors in June, 1999 (the 1998 Plan and the 1999 Plan, together the "Plans"). The 1999 Plan provides for the grant of options to purchase up to 250,000 shares of our common stock. The Plans are intended to promote our long term financial interests and growth by providing our employees, officers, directors, and consultants with appropriate incentives and rewards to enter into and continue in the employ of, or their relationship with us and to acquire a proprietary interest in our long-term success; and to reward the performance of individual officers, other employees, consultants and directors in fulfilling their responsibilities for long-range achievements (except that grants under the 1998 Plan may only be made to our consultants, a lawyer, law firm, accountant or accounting firm or employees other than officers or directors).

  General

         The Plans provide for the granting of awards to such officers, other employees, consultants and directors of PTN Media, Inc. and its affiliates as the Board of Directors may select from time to time.

         If any shares subject to an award are forfeited, canceled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the holder of such award, the shares of Common Stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for the awards under the Plans.

         In the event that the compensation committee determines that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of holders of awards under the Plans, then the compensation committee will make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of common stock or other property (including cash) that may thereafter be issued in connection with awards, (ii) the number and kind of shares of common stock or other property (including cash) issued or issuable in respect of outstanding awards and (iii) the exercise price, grant price, or purchase price relating to any award; provided that, with respect to incentive stock options, such adjustment shall be made in accordance with Section 424(h) of the Code.

  Administration

         The Plans will be administered by the compensation committee. The compensation committee has the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plans, to administer the Plans and to exercise all the powers and authorities either specifically granted to it under, or necessary or advisable in the administration of, the Plans, including, without limitation, the authority to grant awards; to determine the persons to whom and the time or times at which awards shall be granted; to determine the type and number of awards to be granted, the number of shares of common stock to which an award may relate and the terms, conditions, restrictions and performance goals relating to any award; to determine whether, to what extent, and under what circumstances an award may be settled, canceled, forfeited, exchanged, or surrendered; to make adjustments in the performance goals in recognition of unusual or non-recurring events affecting PTN Media, Inc. or the financial statements of PTN Media, Inc. (to the extent not inconsistent with Section 162(m) of the Code, if applicable), or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plans and any award; to prescribe, amend and rescind rules and regulations relating to the Plans; to determine the terms and provisions of agreements evidencing awards; and to make all other determinations deemed necessary or advisable for the administration of the Plans.

  Awards under the Plans

         290,000 of the 500,000 options available for grant under the 1998 Plan have been granted. 10,000 of the 250,000 options available for grant under the 1999 Plan have been granted. All the options vest immediately upon grant. The option exercise price is payable by any one of the following methods or a combination thereof:

         o in cash or by personal check, certified check, bank cashier's check or wire transfer;

         o in shares of common stock owned by the participant for at least six months prior to the date of exercise and valued at their fair market value on the effective date of such exercise; or

         o by such other method as the compensation committee may from time to time authorize.

         The compensation committee also has the authority to specify, at the time of grant or, with respect to options that are not intended to qualify as incentive stock options ("non-qualified stock options"), at or after the time of grant, that a participant shall be granted a new non-qualified stock option (a "reload option") for a number of shares of common stock equal to the number of shares of common stock surrendered by the participant upon exercise of all or a part of an option in the manner described above, subject to the availability of common stock under the Plans at the time of such exercise; provided, however, that no reload option shall be granted to a non- employee director. Reload options shall be subject to such conditions as may be specified by the compensation committee in its discretion, subject to the terms of the Plans.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In June 1997, Mr. Klamka purchased 2,117,008 shares of Common Stock of our predecessor for an aggregate purchase price, paid by delivery of a promissory note, of $2,117.01. In June 1997 Chris Giordano purchased 540,340 shares of Common Stock of our predecessor for an aggregate purchase price, paid by delivery of a promissory note, of $540.34. In June 1997 Michael Giordano purchased 300,000 shares of Common Stock of our predecessor for an aggregate purchase price, paid by delivery of a promissory note, of $300.00. All three promissory notes have been paid in full. Messrs. Klamka, Chris Giordano and Michael Giordano are each deemed to be founders and promoters of the Company.

         In April 1998, Mr. Klamka provided the Company with a revolving credit line with a maximum of $500,000 available. In September 1998, the Board of Directors of the Company authorized an increase in this line to $610,000, and in November and December 1998, further increases to $1,000,000 were authorized. Loans drawn on the credit line bear interest at a rate of 9% per annum from the date they are made and are payable by May 2001. Monies loaned were used to make certain payments to Niki Taylor's company, to provide a payment required under the Calendar Agreement with Claudia Schiffer, and for working capital. In January 2000 the then current balance of $548,500 owed to Mr. Klamka was converted into 110,000 shares of Common Stock.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of the date of this prospectus by:

         o each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
         o        each of our directors ;
         o        the named executive officers; and
         o        all executive officers and directors as a group.


         Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.


        Name and Address
       Of Beneficial Owner                                                        Shares Beneficially Owned
------------------------------------                                -------------------------------------------------------

                                                                                     Percentage Prior     Percentage After
                                                                      Number          to Offering(1)          Offering
                                                                      ------          --------------          --------
  Peter Klamka                                                      2,177,374(2)                  63.3%               60.0%
  Chris H. Giordano                                                   526,000(3)                  20.3%               15.2%
  Michael Giordano                                                    240,000(4)                   7.1%                5.5%
  American Nortel                                                     250,000(5)                   7.3%                5.7%

  All directors and executive officers as a                            2,842,714                 82.6%                64.6%
        group (2 persons)


---------------------

(1) Based on a total of 3,440,262 shares issued and outstanding as of February 1, 2000.

(2)      Mr. Klamka's address is the same as that of PTN Media, Inc.

(3) Chris Giordano's address is 4 Dogwood Court, West Patterson, NJ 07424. Includes 125,000 presently exercisable options. Chris Giordano is Michael Giordano's brother, but disclaims any beneficial ownership of shares owned by Michael Giordano.

(4) Michael Giordano's address is 7591 N.W. 29th Street, Margate, Florida 33063. Includes 40,000 presently exercisable options. Michael Giordano is Chris Giordano's brother, but disclaims any beneficial ownership of shares owned by Chris Giordano.

(5) American Nortel's address is 7201 East Camelback Road, Suite 320, Scottsdale, Arizona 85251.



                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 10,000,000 shares of common stock, $.001 par value (the "Common Stock"), and 1,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock").

         The following summaries of certain terms of the Company's Common Stock and Preferred Stock do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of the Company's certificate of incorporation, the Certificates of Designations, Rights and Preferences for the Class A Convertible Preferred Stock, and the provisions of applicable law.

  Common Stock

         Holders of Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. The Certificate of Incorporation does not provide for cumulative voting of directors. Holders of Common Stock will be entitled to receive dividends ratably, if any, as may be declared from time to time by the Board out of funds legally available therefor. Holders of Common Stock will be entitled to receive, prorata, all assets of the Company available for distribution to them upon liquidation. In addition, holders of Common Stock have no preemptive, subscription or redemption rights. All outstanding shares of Common Stock are fully paid and nonassessable.

  Preferred Stock

         The Company's Certificate of Incorporation provides that the Company is authorized to issue up to 1,000,000 shares of "blank check" Preferred Stock, which may be issued from time to time in one or more series upon authorization by the Board. The Board, without further approval of the stockholders, is authorized to fix any dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of the Common Stock. Under certain circumstances, the issuance of Preferred Stock could also make it more difficult for a third party to gain control of the Company, discourage bids of the Company's Common Stock at a premium or otherwise adversely affect the market price of the Common Stock.

         Pursuant to our Certificate of Designation of Powers, Designations and Preferences of Class A Convertible Preferred Stock, 300,000 shares have been designated as Class A Convertible Preferred Stock, of which 5,450 shares have been issued.

         Our Certificate of Designation provides that the Class A Preferred shall accrue dividends at the rate of $10 per share per year and shall entitle the holder thereof to receive, prior and in preference to any distribution of any of our assets to holders of Common Stock, $100.00 per share plus any and all accrued but unpaid dividends. The holders of the Class A Preferred shall have the right to convert shares of Class A Preferred into 20 shares of common stock.

  Warrants

  1997 Warrants

         In connection with our issuance of certain promissory notes to the lenders of an aggregate of $56,250 to us in July 1997, we issued to such lenders warrants (the "1997 Warrants") to purchase a total of 45,000 shares of Common Stock. The 1997 Warrants are exercisable at a price of $3.00 per share, and expire in July 2001. We have the right to repurchase the 1997 Warrants from 1997 Warrant holders for $.05 per share of common Stock purchasable thereby at any time, provided that the shares of Common Stock have been trading in the public market at $6.00 per share or more on each of the most recent 20 consecutive trading days prior to our notice to repurchase the 1997 Warrants, and provided further, that no underwriter has placed any restrictions on such repurchase by us.

   The 1998 Warrants

         In March 1998, we converted outstanding promissory notes held by certain individuals, in an aggregate principal amount of $162,500 shares of Common Stock at a value of $1.00 per share. In connection with the review of our initial public offering by the Securities and Exchange Commission, we agreed to increase the valuation of our shares of Common Stock issued in March 1998. Such accommodation made it necessary for us to request the return of 108,334 shares of the Common Stock issued to stockholders in the March conversion. All of such stockholders agreed to return to us 2/3 of the shares of Common Stock issued to them. In exchange for these returned shares of Common Stock, we, in August 1998, granted to these stockholders warrants (the "1998 Warrants") to purchase an aggregate of 108,334 shares of Common Stock. The 1998 Warrants are exercisable at a price of $4.00 per share, and expire in August 2003. We have the right to repurchase the 1998 Warrants from the 1998 Warrants holders for $0.5 per share of Common Stock purchasable thereby at any time, provided that the shares of Common Stock have been trading in the public market at $8.00 per share or more on each of the most recent 20 consecutive trading days prior to our notice to repurchase the 1998 Warrants, and provided further, that no underwriter has placed any restrictions on such repurchase by us.

  Certain Anti-Takeover Effects of Law and Certificate of Incorporation

         We are subject to the business combination provisions of Section 203 of Delaware corporation law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various business combination transactions with any interested stockholder (in general, a stockholder owning 15% of a corporation's outstanding voting securities) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

                  (1) the transaction is approved by the corporation's board of directors prior to the date the stockholder became an interested stockholder;
                  (2) upon consummation of the transaction which resulted in the stockholder's becoming an interested stockholder, the stockholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer; or
                  (3) on or after such date, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of such outstanding voting stock not owned by the interested stockholder.

  Transfer Agent and Registrar

         Corporate Stock Transfer, Inc., Denver, Colorado, serves as transfer agent and registrar for the common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this offering, our common stock has traded on the Nasdaq Bulletin Board, and no prediction can be made as to the effect, if any, that future market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that sales could occur, could cause the market price of the common stock to decline and could impair our future ability to raise capital through the sale of our equity securities.

  Shares Outstanding and Freely Tradeable Immediately Following this Offering

         We have, and will continue to have after this offering, 3,701,562 shares of common stock outstanding, assuming no exercise of warrants currently outstanding to acquire our common stock and no exercise of options currently outstanding to acquire our common stock. Of the 3,701,562 shares outstanding after this offering, __________ shares will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, in this offering or in the public market may only be sold in compliance with the volume and manner of sale limitations of Rule 144 described below.

  Shares Subject to Rule 144

         The remaining ________ shares of common stock held by existing stockholders will be deemed restricted securities as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 144(k) promulgated under the Securities Act. These rules are summarized below.

         Subject to the provisions of Rules 144 and 144(k), additional shares will be eligible for sale in the public market as follows:



            Number of Shares                             Date
            ----------------        --------------------------------------------

                ______                As of the date of this prospectus all of
                                    these shares will be subject to the volume and manner of sale limitations of Rule 144; and

                ______                180 days after the date of this prospectus
                                    all of these shares will be subject to the volume and manner of sale limitations of Rule 144.


         In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three- month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

                           (1) one percent of the then outstanding shares of common stock, which will equal approximately ________ shares immediately after this offering; or

                           (2) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of that sale is filed with the SEC, subject to restrictions.

         In addition, a person who is not deemed to have been an affiliate of PTN Media, Inc. at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell those shares under Rule 144(k) without regard to the requirements described above. To the extent that shares are acquired from an affiliate of PTN Media, Inc., the acquiring person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

                                  LEGAL MATTERS

         The legality of the shares of common stock offered by this prospectus have been passed upon for us by ______________ .


                                     EXPERTS

         The financial statements of PTN Media, Inc. as of December 31, 1997 and December 31, 1998 included in this Prospectus and in this Registration Statement have been included herein in reliance upon the report of Lazar Levine & Felix LLP, independent certified public accountants, given upon the authority of such firm as experts in accounting and auditing.


                       WHERE YOU CAN GET MORE INFORMATION

         At your request, we will provide you, without charge, a copy of any exhibits to our registration statement incorporated by reference in this prospectus. If you want more information, write or call us at:

                                 PTN Media, Inc.
                              2750 S. State Street
                               Ann Arbor, MI 48104
                        Telephone number: (734) 327-0579
                        Facsimile number: (734) 327-0577

         We furnish our shareholders annual reports containing audited financial statements and other appropriate reports. In addition, we are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http:www.sec.gov.

         This prospectus is part of a registration statement on Form SB-2 that we filed with the SEC. This prospectus does not contain all of the information set forth in the registrations statement. You may find the registration statement on the SEC's website at http:www.sec.gov.

         You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                                 PTN MEDIA, INC.
                          INDEX TO FINANCIAL STATEMENTS

                     Years Ended December 31, 1997 and 1998
                                    (Audited)


                                                                            Page
                                                                            ----
Report of Independent Certified Public Accountants..................         F-2

Financial statements:

Balance Sheets......................................................         F-3

Statements of operations............................................         F-4

Statements of stockholders' equity..................................         F-5

Statements of cash flows............................................         F-6

Notes to the financial statements...................................  F-7 - F-14


                  Nine Months Ended September 30, 1998 and 1999
                                (Unaudited)                                 Page
                                                                            ----
Balance Sheets......................................................        F-15

Statements of operations............................................        F-16

Statements of cash flows............................................        F-17

Notes to financial statements....................................... F-18 - F-21

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
PTN Media, Inc.

We have audited the accompanying balance sheets of PTN Media, Inc. (a development stage company) as of December 31, 1998 and 1997, and the related statements of operations, shareholders' equity (deficit), and cash flows for the year ended December 31, 1998 and the period from May 27, 1997 (inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PTN Media, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended December 31, 1998 and the period from May 27, 1997 (inception), to December 31, 1997, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company is in the development stage, has incurred net losses since its inception and has experienced severe liquidity problems. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                        LAZAR LEVINE & FELIX LLP

New York, New York
April 8, 1999

                                 PTN MEDIA, INC.
                          (a Development Stage Company)
                                 BALANCE SHEETS

                                   - ASSETS -

                                                                                                 December 31,        December 31,
                                                                                                    1998                1997
                                                                                                 ------------        ------------
CURRENT ASSETS:
      Cash                                                                                       $        702        $     20,134
      Accounts receivable                                                                               4,488                -
      Due from shareholders                                                                              -                  2,957
                                                                                                  -----------          ----------

TOTAL CURRENT ASSETS                                                                                    5,190              23,091

FIXED ASSETS - NET (Notes 2b and 3)                                                                     3,626               1,984

OTHER ASSETS:
      Security deposits                                                                                   690                -
                                                                                                  -----------          ----------

                                                                                                  $     9,506          $   25,075
                                                                                                  ===========          ==========


               - LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT) -

CURRENT LIABILITIES:
      Accounts payable and accrued expenses (Note 4)                                                $ 106,671         $    58,885
      Interest payable to related parties (Notes 5and 6)                                               27,144               2,250
      License fees payable (Notes 2g and 4)                                                           255,000             100,000
      Short-term loans payable (Note 5)                                                                56,250             121,250
      Loans payable - officer (Note 6)                                                                542,500             -
                                                                                                  -----------          ----------

TOTAL CURRENT LIABILITIES                                                                             987,565             282,385
                                                                                                  -----------          ----------

COMMITMENTS AND CONTINGENCIES (Notes 4 and 10)

SHAREHOLDERS' EQUITY (DEFICIT) (Notes 7 and 8):
    Preferred stock, par value $.01; 1,000,000 shares authorized
        none issued or outstanding                                                                      -                 -
    Common stock, par value $.001; 10,000,000 shares authorized,
        3,378,262 and 2,967,348 shares issued and outstanding for
        1998 and 1997, respectively                                                                     3,378               2,967
    Additional paid-in capital                                                                      1,608,910                 990
    Deficit accumulated during the development stage                                               (2,590,347)           (261,267)
                                                                                                  -----------          ----------
                                                                                                     (978,059)           (257,310)

                                                                                                 $      9,506          $   25,075
                                                                                                 ==============        ==========



                             See accompanying notes.

                                 PTN MEDIA, INC.
                          (a Development Stage Company)
                            STATEMENTS OF OPERATIONS

                                                            Cumulative
                                                            During the
                                                            Development                                         For the Period
                                                               Stage                   For the Year              May 27, 1997
                                                          (May 27, 1997 to               Ended                   (Inception) To
                                                          December 31, 1998)        December 31, 1998          December 31, 1997
                                                          ------------------        -----------------          -----------------
REVENUES (Note 2c)                                            $      4,488          $        4,488             $        -
                                                               -----------            ------------                  ----------

EXPENSES:
    Cost of revenue (Note 2g)                                    1,728,728               1,578,728                     150,000
    Product development                                            482,088                 452,458                      29,630
    General and administrative                                     354,664                 275,277                      79,387
                                                               -----------            ------------                  ----------
                                                                 2,565,480               2,306,463                     259,017
                                                               -----------            ------------                  ----------

LOSS FROM OPERATIONS                                            (2,560,992)             (2,301,975)                   (259,017)
                                                               -----------            ------------                  ----------

OTHER INCOME (EXPENSE):
    Interest expense                                               (29,394)                (27,144)                     (2,250)
    Interest income                                                     39                      39                        -
                                                               -----------            ------------                  ----------
                                                                   (29,355)                (27,105)                     (2,250)
                                                               -----------            ------------                  ----------

NET LOSS (Note 9)                                              $(2,590,347)            $(2,329,080)                  $(261,267)
                                                               ===========             ===========                   =========


BASIC LOSS PER COMMON SHARE (Note 2e)                                $(.84)                  $(.75)                      $(.09)
                                                                     =====                   =====                       =====


WEIGHTED AVERAGE NUMBER OF COMMON
    SHARES OUTSTANDING (Note 2e)                                 3,077,110               3,097,777                   3,041,680
                                                                 =========               =========                   =========




                             See accompanying notes.

                                 PTN MEDIA, INC.
                          (a Development Stage Company)
                  STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT

                                                                                                Deficit
                                                                                              Accumulated
                                                                                 Additional   During the         Total
                                                         Common Stock              Paid-in    Development    Shareholders'
                                                     Shares         Amount         Capital       Stage         Deficit
                                                     ------         ------       ----------   -----------    -------------

Shares issued at inception for promissory notes     2,957,348   $     2,957   $         -   $         -    $     2,957

Shares issued in payment of legal fees                 10,000            10           990             -          1,000

Net loss for the period from inception May 27,
    1997 to December 31, 1997                               -             -             -      (261,267)      (261,267)
                                                  -----------   -----------   -----------   -----------    -----------

Balance at December 31, 1997                        2,967,348         2,967           990      (261,267)      (257,310)

Conversion of notes payable                            54,166            54       162,446             -        162,500

Compensatory shares                                    16,666            17        49,983             -         50,000

Shares issued in payment of legal fees                  3,500             4        12,996             -         13,000

Shares issued in connection with license
    agreement                                         269,682           269     1,078,459             -      1,078,728

Shares issued in connection with initial
    public offering                                    66,900            67       238,036             -        238,103

Waiver of compensation payable                              -             -        66,000             -         66,000

Net loss for year ended December 31, 1998                   -             -             -    (2,329,080)    (2,329,080)
                                                  -----------   -----------   -----------   -----------    -----------

BALANCE AT DECEMBER 31, 1998                        3,378,262   $     3,378   $ 1,608,910   $(2,590,347)   $  (978,059)
                                                  ===========   ===========   ===========   ===========    ===========


                             See accompanying notes.

                                 PTN MEDIA, INC.
                          (a Development Stage Company)
                            STATEMENTS OF CASH FLOWS

                                                                 Cumulative
                                                                 During the
                                                                 Development                                    For the Period
                                                                    Stage                 For the Year           May 27, 1997
                                                              (May 27, 1997 To               Ended               (Inception) To
                                                               December 31, 1998)       December 31, 1998       December 31, 1997
                                                              ------------------        -----------------       -----------------
INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS:

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                       $(2,590,347)            $(2,329,080)            $(261,267)
    Adjustments to reconcile net loss to net cash used in
      operating activities:
        Depreciation of fixed assets                                       880                     670                   210
        Shares issued for legal fees                                    14,000                  13,000                 1,000
        Waiver of compensation payable                                  66,000                  66,000                  -
        Issuance of shares for license fees                          1,078,728               1,078,728                  -
    Changes in operating assets and liabilities:
      Increase in accounts receivable                                   (4,488)                 (4,488)                 -
      Increase in accrued expenses                                     183,815                 122,680                61,135
      Increase in license fees payable                                 255,000                 155,000               100,000
                                                                   -----------             -----------             ---------
      Net cash (used) in operating activities                         (996,412)               (897,490)              (98,922)
                                                                   -----------             -----------             ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of fixed assets                                            (4,506)                 (2,312)               (2,194)
    Security deposits paid                                                (690)                   (690)                 -
                                                                   -----------             -----------             ---------
      Net cash (used) by investing activities                           (5,196)                 (3,002)               (2,194)
                                                                   -----------             -----------             ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Loans received from officer                                        542,500                 542,500                  -
    Proceeds from short-term loans                                     218,750                  97,500               121,250
    Payment from shareholders                                            2,957                   2,957                  -
    Net proceeds from initial public offering                          238,103                 238,103                  -
                                                                   -----------             -----------             ---------
      Net cash provided by financing activities                      1,002,310                 881,060               121,250
                                                                   -----------             -----------             ---------

INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                                              702                 (19,432)               20,134

    Cash and cash equivalents, at beginning of period                  -                        20,134                  -
                                                                   -----------             -----------             ---------

CASH AND CASH EQUIVALENTS, AT END OF
    PERIOD                                                         $       702             $       702             $  20,134
                                                                   ===========             ===========             =========
                                                                   -----------             -----------             ---------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION:
(a)   Interest paid                                                $    -                  $      -                $    -
      Taxes paid                                                        -                         -                     -

(b) In May 1997, the Company issued (i) 2,957,348 shares of common stock in exchange for notes receivable of $2,957 and (ii) 10,000 shares of common stock in lieu of payment for legal fees aggregating $1,000.

(c) During 1998, holders of notes aggregating $162,500 converted such notes into 54,166 shares of common stock at a value of $3.00 per share.

(d) During 1998, the Company issued (i) 16,666 shares of common stock in lieu of payment of $50,000 of compensation accrued as of December 31, 1997 and
      (ii) 3,500 shares of common stock in payment of legal fees aggregating $13,000.

                             See accompanying notes.

                                 PTN MEDIA, INC.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE   1   -     DESCRIPTION OF COMPANY AND GOING CONCERN UNCERTAINTY:

                 PTN Media, Inc., the Company, was incorporated in Delaware on January 13, 1998 and is the successor to Interactive Entertainment Studio, Inc. (IES). IES was incorporated in the State of Nevada on May 27, 1997 and was merged into the Company in March 1998, for the sole purpose of changing the domicile of the Company to Delaware. This merger has been retroactively reflected in the December 31, 1997 financial statements. The Company has been in the development stage in accordance with Statement of Financial Accounting Standards No. 7, since its inception.

                 The Company is an interactive content provider focusing on providing leading branded content for well-defined target audiences using a combination of new and traditional media. The Company provides this content on its interactive web sites in the form of articles and photographs pertaining to fashion, beauty, style and entertainment. These web sites, utilizing celebrity models as hosts, will provide an avenue for users to share general tips and advice relating to the subjects covered.

                 The Company, since its inception, has incurred net losses of $2,590,347 and at December 31, 1998 current liabilities exceeded current assets by $982,375. The Company has relied on certain bridge financing (see Note 5) to fund its activities and recently (in 1999) completed the sale of common stock through an initial public offering (see Note 7) to provide working capital for its continuing development stage activities and eventual commencement of full operations. The Company sold an aggregate of 128,900 shares of common stock in the offering instead of 400,000 shares as originally contemplated. As such, net proceeds from the offering aggregated $461,496 instead of approximately $1,600,000. The Company may be unable to continue in existence unless it is able to arrange additional financing. The financial statements do not include any adjustments relating to the recoverability of assets that might be necessary in the event the Company cannot continue in existence.

NOTE   2   -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

                 The Company's accounting policies are in accordance with generally accepted accounting principles. Outlined below are those policies which are considered particularly significant.

        (a)      Use of Estimates:

                 In preparing financial statements in accordance with generally accepted accounting principles, management makes certain estimates and assumptions, where applicable, that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management does not expect such variances, if any, to have a material effect on the financial statements.

                                 PTN MEDIA, INC.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE   2   -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

        (b)      Fixed Assets:

                 Fixed assets are recorded at cost. Depreciation of fixed assets is provided on a straight-line basis as follows:

                          Computer equipment                    3 years
                          Furniture and fixtures                5 years

                 Maintenance and repairs are expensed as incurred. Depreciation expense for the periods ended December 31, 1998 and 1997 aggregated $670 and $210, respectively.

        (c)      Revenue Recognition:

                 The Company generates revenues from the sale of advertising banners on its web sites which appear on a user's computer screen when accessing different areas of the Company's web sites. Advertising revenue is recognized in the period the advertisement is displayed, provided that no significant Company obligations remain. Company obligations typically include guarantees of a minimum number of "impressions" or times that an advertisement is viewed by users of the Company's web sites. Minimal revenues were generated through December 31, 1998.

        (d)      Income Taxes:

                 Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and to net operating loss and tax credit carry forwards, measured by enacted tax rates for years in which taxes are expected to be paid or recovered.

                 Deferred taxes are provided for temporary differences between financial and tax accounting, principally for differences in the basis of fixed assets and other nondeductible expenses, as well as for net operating loss carry forwards. See also Note 9.

        (e)      Earnings (Loss) Per Share:

                 Earnings (loss) per share has been computed on the basis of the weighted average number of common shares outstanding during each period presented according to the standards of SFAS No. 128 "Earnings Per Share" ("SFAS 128"). In accordance with the rules of the Securities and Exchange Commission for initial public offerings, all shares issued within one year of filing are being treated as outstanding for all periods presented.

                                 PTN MEDIA, INC.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE   2   -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

        (f)      Statements of Cash Flows:

                 For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

        (g)      Royalties/License Fees:

                 Royalties/license fees paid under the terms of license agreements entered into are charged to expense in accordance with the terms of the agreements. Any guaranteed minimum payments will be amortized over the period of the license agreement.

                 During its development stage, the Company has expensed the guaranteed minimum royalties upon execution of the license agreements since there is no assurance that the Company will be able to derive any revenues during the initial term of the agreement. See also Note 4.

        (h)      Stock-Based Compensation:

                 SFAS No. 123, "Accounting for Stock Based Compensation", requires the Company to either record compensation expense or to provide additional disclosures with respect to stock awards and stock options granted. The Company applies APB Opinion 25, the intrinsic value method, in accounting for options granted under its stock option plan (see Note 8).

        (i)      Comprehensive Income:

                 SFAS 130 "Reporting Comprehensive Income" is effective for years beginning after December 15, 1997. This statement prescribes standards for reporting comprehensive income and its components. Since the Company currently does not have any items of comprehensive income, a statement of comprehensive income is not yet required.

NOTE   3   -     FIXED ASSETS:

                 Fixed assets consist of the following:

                                                                      1998             1997
                                                                    -------          ------
                          Computer equipment                         $2,194           $2,194
                          Furniture and fixtures                      2,312              -
                                                                     ------           ------
                                                                      4,506            2,194
                          Less: accumulated depreciation                880              210
                                                                     ------           ------
                                                                     $3,626           $1,984
                                                                     ======           ======

                                 PTN MEDIA, INC.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE   4   -     LICENSE FEES PAYABLE:

                 On June 1, 1997, the Company entered into a License Agreement (the "Agreement") with Niki, Inc. ("Niki"). This agreement provides for, among other things, the right to use Ms. Niki Taylor's name and likeness in connection with the Company's "Fashion House with Niki Taylor" web site. In consideration for such rights, the Company will pay royalties of 15% of any gross revenues received in connection with this web site (except for sponsors introduced by Niki whereby the royalties will be calculated at 50%) and 35% of net revenues from product sales. This agreement expired on September 30, 1998, and was automatically extended for an additional 12-month period. It will be automatically extended for a further 12-month period unless terminated by either party at the end of the then current term.

                 The Company has guaranteed the payment of minimum royalties to Niki, Inc., in the amount of $150,000. $50,000 of this amount was paid at the time of execution of the agreement (in 1997) and the balance of $100,000 was paid in 1998.

                 In January 1998, the Company entered into a License Agreement (the "Agreement") with an entity controlled by model Tyra Banks pursuant to which Ms. Banks would host the Company's next web site under terms similar to that negotiated with Ms. Taylor. This agreement expired on March 31, 1999, and may be automatically extended for up to two additional 12-month periods, unless terminated by either party prior to such extension. The Company has guaranteed the payment of minimum royalties in the amount of $100,000. $50,000 of this amount was paid at the time of execution of this agreement and the balance upon the consummation of the Company's proposed IPO. As of December 31, 1998, the Company had not paid the remaining balance of $50,000.

                 Also in January 1998, the Company entered into a separate agreement with this entity for the rights to utilize the name and likeness of Ms. Banks in connection with the "Tyra Banks Calendar." These rights are applicable to the calendar for the 16-month period ending December 31, 1999. The Company has agreed to pay this entity up to $87,000 for production expenses incurred in connection with the creation of this calendar and has guaranteed minimum royalties in the amount of $100,000 of which only $50,000 was paid as of December 31, 1998.

                 As of December 31, 1998, the Company has paid $34,000 toward the production expenses of the Tyra Banks calendar. The remaining unpaid balance of $53,000 is included in accrued expenses.

                 See Note 10(e) concerning legal proceedings associated with the agreements entered into with Ms. Banks.

                 In October 1998, the Company entered into a License Agreement (the "Agreement") with model Claudia Schiffer under terms similar to those negotiated with Ms. Taylor and Ms. Banks. This agreement expires on the third anniversary of the launch of this web site, and may be extended only upon mutual agreement of the parties. The Company has guaranteed the payment of minimum royalties in the amounts of $300,000 for the first year of the agreement, $400,000 for the second year and $500,000 for the third. $150,000 of the royalties for the first year was payable at the time of execution of this agreement and the balance before December 23, 1998. The Company paid $145,000 in 1998 and issued a note for the remaining balance of $155,000, which amount was paid in February 1999. In connection with this agreement, the Company also issued an aggregate of 269,682 shares of common stock, valued at $4.00 per share, to Ms. Schiffer as additional compensation.

                                 PTN MEDIA, INC.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE   4   -     LICENSE FEES PAYABLE (Continued):

                 Also in October 1998, the Company entered into a separate agreement with Ms. Schiffer for the rights to utilize her name and likeness in connection with the "Claudia Schiffer Calendar." These rights are applicable to the calendar for the 16-month period ending December 31, 1999. The Company has guaranteed the payment of minimum royalties in the amount of $75,000 which amount was paid as of December 31, 1998.

                 A summary of the guaranteed minimum payments as of December 31, 1998, is as follows:

                                                                    Guaranteed          Less                  Balance
                                                                     Minimum           Amounts               Owed as of
                                                                    Royalties           Paid              December 31, 1998
                                                                    ----------         -------            -----------------
                 Niki Taylor Web Site                               $150,000         $(150,000)                $  -
                 Tyra Banks Web Site                                 100,000           (50,000)                50,000
                 Tyra Banks Calendar                                 100,000           (50,000)                50,000
                 Claudia Schiffer Web Site                           300,000          (145,000)                155,000
                 Claudia Schiffer Calendar                            75,000           (75,000)                -
                                                                    --------         ---------                 --------
                                                                    $725,000         $(470,000)                $255,000
                                                                    ========         =========                 ========


NOTE   5   -     SHORT-TERM LOANS PAYABLE:

                 In July and August 1997, the Company received $56,250 through the issuance of 8% promissory notes and common stock purchase warrants to acquire Company stock. The 45,000 warrants issued, which expire in July 2001, entitle the holders to purchase 45,000 shares of common stock at an exercise price of $3.00 per share, the deemed fair value of the warrants at the time of issuance. The notes and accrued interest are payable one year from the date of issuance or the closing of an equity funding of the Company of a minimum of $500,000, whichever is sooner. These notes continue to be outstanding notwithstanding the fact that payments owed by the Company thereunder are now past due. Interest accrued and unpaid as of December 31, 1998 and 1997, aggregated $4,500 and $2,250, respectively.

                 In December 1997, the Company issued unsecured 8% promissory notes aggregating $65,000 originally due six months from date of issuance. In 1998, the Company issued additional 8% unsecured promissory notes aggregating $97,500. In March 1998, these note holders agreed to convert these notes (aggregating $162,500) into 162,500 shares of the Company's common stock. In August 1998, the Company determined that the fair value of its shares in March 1998 was $3.00. Accordingly, the Company requested, and these stockholders agreed to the return of 108,334 shares of common stock in exchange for warrants to purchase an aggregate of 108,334 shares of common stock, at a price of $4.00 per share, the deemed fair value in August 1998.

                                 PTN MEDIA, INC.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE   6   -     LOANS PAYABLE - OFFICER:

                 In April 1998, the Company's Chairman, President and Chief Executive Officer, provided the Company with a revolving credit line with a maximum of $500,000 available. In September 1998, the Board of Directors of the Company authorized an increase in this line to $610,000 and in November and December 1998, further increases to $1,000,000, were authorized. Loans drawn under this line bear interest at a rate of 9% per annum from the date they are made to the Company and are payable by May 2001, provided, however, that if the Company raises gross proceeds in an IPO of at least $1,500,000, the entire outstanding amount and accrued interest will be repaid from the proceeds from the IPO. As of December 31, 1998, borrowings outstanding under this line aggregated $542,500, and interest accrued and unpaid aggregated $22,644.

NOTE   7   -     SHAREHOLDERS' EQUITY:

                 The Company's authorized capital consists of 1,000,000 shares of preferred stock, $.01 par value and 10,000,000 shares of common stock, $.001 par value. None of the preferred shares have been issued as of the date of this report.

                 In June 1997, the Company issued 2,957,348 shares of common stock in exchange for one year promissory notes aggregating $2,957, bearing interest at an annual rate of 6%. These notes (and accrued interest) were repaid in June 1998.

                 In addition, in June 1997, the Company also issued 10,000 shares of common stock in exchange for legal services rendered aggregating $1,000.

                 In March 1998, the Company issued (i) 54,166 shares of common stock in connection with the conversion of $162,500 of notes payable into common stock (see Note 5) (ii) issued 16,666 shares of common stock in lieu of payment of $50,000 of compensation accrued to an officer as of December 31, 1997 and
                 (iii) 1,000 shares of common stock in lieu of payment of legal fees aggregating $3,000. These shares were deemed to have a fair value of $3.00 per share at the time of issuance. In July 1998, the Company issued 2,500 shares of common stock in lieu of payment of legal fees of $10,000.

                 During 1998, the Company issued an aggregate of 269,682 shares of common stock to Ms. Schiffer (see Note 4), in connection with the license agreement entered into. These restricted shares have been valued at $4.00 per share, the deemed fair value at the time of issuance.

                 On September 18, 1998, the Securities and Exchange Commission declared effective the Company's registration statement concerning an initial public offering ("IPO") of 400,000 shares of common stock. On October 22, 1998, the Company extended the expiration date of the initial public offering to January 31, 1999. During the three-month period ended December 31, 1998, the Company consummated the sale of 66,900 shares of common stock, realizing net proceeds of $238,103.

                 In February 1999, subsequent to the balance sheet date, the Company consummated the sale of an additional 62,000 shares of common stock for net proceeds of $223,393.

                                 PTN MEDIA, INC.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE   8   -     STOCK OPTIONS:

                 In March 1998, the Company adopted the 1998 Stock Option Plan (the Plan), which provides for the grant of options to purchase up to 500,000 shares of the Company's common stock. Under this Plan incentive stock options may be granted to employees and non-statutory stock options may be granted to employees and non-employees.

                 In March 1998, the Company granted options to purchase 106,000 shares of common stock under this Plan. These options are exercisable at $3.00 per share and expire ten years from the date of grant. Options to purchase 3,000 shares of common stock are currently exercisable and the remaining options vest equally over three years.

                 The compensation cost resulting from the effect of applying SFAS 123 to the above described option grant is not disclosed since the amount is considered immaterial.

NOTE   9   -     INCOME TAXES:

                 No provision for Federal and state income taxes has been recorded since the Company has incurred losses for the period from inception through December 31, 1998. Deferred tax assets at December 31, 1998 and 1997 consist primarily of the tax effect of a net operating loss carry forwards which amount to approximately $790,000 and $85,000, respectively. The Company has provided a full, 100% valuation allowance on the deferred tax assets at December 31, 1998 and 1997 to reduce such asset to zero, since there is no assurance that the Company will generate future taxable income to utilize such asset. Management will review this valuation allowance requirement periodically and make adjustments as warranted.

NOTE  10  -      COMMITMENTS AND CONTINGENCIES:

        (a)      Operating Leases:

                 During 1997, the Company utilized office space provided by its majority shareholder pursuant to a month-to-month lease at a monthly rental of $400. In 1998, the Company began renting new space under a month-to-month lease at a monthly rental of $690. Rent expense for the 1998 and 1997 periods aggregated $7,700 and $2,800, respectively.

        (b)      Consulting Agreements:

                 In March 1998, the Company entered into a consulting agreement with its editorial director which expires on June 30, 1999 and is subject to automatic annual renewals. The Company has (i) agreed to pay this individual a monthly fee of $4,166 and (ii) granted options to purchase up to 50,000 shares of the Company's common stock at an exercise price of $3.00 per share (see Note 8).

                 The Company has agreed to pay a monthly fee of $3,500 to a public relations firm to assist in the launch of its web sites. This agreement is for an eight-month period effective May 1, 1998. This firm will be responsible for arranging creative and on-target promotions in both the traditional and electronic media.

                                 PTN MEDIA, INC.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE  10  -      COMMITMENTS AND CONTINGENCIES (continued):

        (c)      Employment Agreements:

                 The Chairman/President of the Company, is entitled to receive an annual base salary of $100,000 from the Company. At December 31, 1997, the Company accrued $50,000 in compensation payable to this individual and payment was accomplished in 1998, through the issuance of shares of common stock (see Note 7). In 1998, this individual waived all rights to receive accrued salaries payable to him in the amount of $66,000 and, accordingly, such amount has been presented as a contribution to the Company's additional paid-in capital.

        (d)      Other Agreements:

                 In the normal course of operations, and in accordance with industry custom, the Company trades its advertising services with those of some of its suppliers. These transactions are recorded at fair value when the services are received. No such transactions were recorded in 1998.

                 The Company has also entered into various agreements pursuant to which it provides hyperlinks to other web sites for the purchase of certain items. In exchange, the Company will receive a percentage of any revenues derived from sales to those customers using these hyperlinks.

        (e)      Legal Proceedings:

                 On December 8, 1998, attorneys for Ms. Banks (see Note 4) made a demand for arbitration against the Company alleging that the Company failed to make timely payments of monies due under the two executed agreements, and refused to return certain materials to Ms. Banks. Ms. Banks is seeking payment of $153,000 (which amount is recorded as a liability on the financial statements) plus interest, as well as damages for injury to her public reputation. The agreement relating to the creation and sale of calendars has been terminated. Although Ms. Banks also claims that the web site agreement has been terminated, the Company believes that it is currently in full compliance with this agreement, and that Ms. Banks has refused to perform thereunder. As such, the Company is seeking the return of $100,000, plus interest, which was paid to Ms. Banks. The Company intends to vigorously defend itself in this arbitration, and believes that it has meritorious defenses. However, there can be no assurance that the Company will be successful in this arbitration and an unfavorable result could have a material adverse effect on the Company.

ITEM 1.  Financial Statements

                                 PTN MEDIA, INC.
                          (a Development Stage Company)
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             AS OF SEPTEMBER 30,1999
                                   (unaudited)


                                              ASSETS
CURRENT ASSETS:

     Cash                                                                                               $    12,208
                                                                                                        -----------
TOTAL CURRENT ASSETS                                                                                         12,208
                                                                                                        -----------

FIXED ASSETS, NET                                                                                            24,497

OTHER ASSETS                                                                                                    690
                                                                                                        -----------
TOTAL ASSETS                                                                                            $    37,395
                                                                                                        ===========


                                LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:

     Accrued expenses                                                                                   $   204,317

     License fees payable                                                                                   100,000

     Short-term loans payable                                                                               331,250

     Loans payable - officer                                                                                536,344
                                                                                                        -----------

TOTAL CURRENT LIABILITIES                                                                                 1,171,911
                                                                                                        -----------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIT

     Preferred stock, par value $0.01; 1,000,000 shares
       authorized; 2,400 shares issued and outstanding                                                           24

     Common stock, par value $0.001; 10,000,000 shares
       authorized; 3,440,262 shares issued and outstanding                                                    3,440

     Additional paid-in capital                                                                           2,103,317

     Deficit accumulated during the development stage                                                    (3,241,297)
                                                                                                        -----------
TOTAL SHAREHOLDERS' DEFICIT                                                                              (1,134,516)
                                                                                                        -----------
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT                                                             $    37,395
                                                                                                        ===========


                 See accompanying notes to financial statements.

                                 PTN MEDIA, INC.
                          (a Development Stage Company)
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                  For the three                   For the Nine                 Cumulative
                                                  Months Ended                    Months Ended                 during the
                                                  September 30,                  September 30,              development stage
                                           --------------------------      --------------------------        May 27, 1997 to
                                              1999          1998              1999          1998            September 30, 1999
                                           -----------   -----------       -----------    -----------       ------------------
REVENUES                                   $       272   $         -       $    13,488    $         -         $         17,976
                                           -----------   -----------       -----------    -----------         ----------------
EXPENSES:

      Cost of revenue                            9,000             -            52,923        200,000                1,781,651

      Product development                      134,555       166,900           293,440        371,615                  775,528

      General and administrative                92,149        77,173           267,393        212,434                  622,057
                                           -----------   -----------       -----------    -----------         ----------------

TOTAL EXPENSES                                 235,704       244,073           613,756        784,049                3,179,236
                                           -----------   -----------       -----------    -----------         ----------------

LOSS FROM OPERATONS                           (235,432)     (244,073)         (600,268)      (784,049)              (3,161,260)
                                           -----------   -----------       -----------    -----------         ----------------

OTHER INCOME (EXPENSES):

      Interest expense                         (18,207)      (11,025)          (50,682)       (23,755)                 (80,076)

      Interest income                                -             -                              177                       39
                                           -----------   -----------       -----------    -----------         ----------------

TOTAL OTHER INCOME (EXPENSE)                   (18,207)      (11,025)          (50,682)       (23,578)                 (80,037)
                                           -----------   -----------       -----------    -----------         ----------------

NET LOSS                                   $  (253,639)  $  (255,098)      $  (650,950)   $  (807,627)        $     (3,241,297)
                                           ===========   ===========       ===========    ===========         ================

BASIC AND DILUTED LOSS PER COMMON SHARE    $     (0.07)  $     (0.08)      $     (0.19)   $     (0.27)        $          (1.02)
                                           ===========   ===========       ===========    ===========         ================

WEIGHTED AVERAGE NUMBER OF COMMON
  OUTSTANDING                                3,440,262     3,041,680         3,432,995      3,041,680                3,176,880
                                           ===========   ===========       ===========    ===========         ================

                 See accompanying notes to financial statements.

                                 PTN MEDIA, INC.
                          (a Development Stage Company)
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                         For the Nine                        Cumulative
                                                                         Months Ended                        during the
                                                                         September 30,                   development stage
                                                                 ------------------------------            May 27, 1997 to
                                                                     1999             1998               September 30, 1999
                                                                 --------------   -------------          ------------------
 CASH FLOWS FROM OPERATING ACTIVITIES:

   Net loss                                                      $     (650,950)  $    (807,627)           $      (3,241,297)

   Adjustments to reconcile net loss to net cash
     used in operating activities:
       Depreciation                                                       3,377             780                        4,257
       Shares issued for legal fees                                           -          13,800                       14,000
       Waiver of compensation payable                                         -               -                       66,000
       Issuance of shares for license fees                                    -               -                    1,078,728
   Changes in operating assets and liabilities:
     Accounts receivable                                                  4,488               -                            -
     Accrued expenses                                                    70,502         119,661                      254,317
     License fees payable                                              (155,000)              -                      100,000
                                                                 --------------   -------------            -----------------

 NET CASH USED IN OPERATING ACTIVITIES                                 (727,583)       (674,186)                  (1,723,995)
                                                                 --------------   -------------            -----------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
   Purchase of fixed assets                                             (24,248)         (2,312)                     (28,754)
   Security deposits paid                                                     -            (690)                        (690)
                                                                 --------------   -------------            -----------------

 NET CASH USED IN OPERATING ACTIVTIES                                   (24,248)         (3,002)                     (29,444)
                                                                 --------------   -------------            -----------------
 CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from loans from officer                                      32,000         610,000                      574,500
   Repayment of loans to officer                                        (38,156)              -                      (38,156)
   Proceeds from short-term loans                                       275,000          97,500                      493,750
   Payments from shareholders                                                 -           2,957                        2,957
   Proceeds from sale of common of subsidiary                           190,000               -                      190,000
   Proceeds from sale of common and preferred stock, net                304,493         (47,197)                     542,596
                                                                 --------------   -------------            -----------------

 NET CASH PROVIDED BY FINANCING ACTIVITIES                              763,337         663,260                    1,765,647
                                                                 --------------   -------------            -----------------

 INCREASE (DECREASE) IN CASH                                             11,506         (13,928)                      12,208

 CASH, BEGINNING OF PERIOD                                                  702          20,134                            -
                                                                 --------------   -------------            -----------------
 CASH, END OF PERIOD                                             $       12,208   $       6,206            $          12,208
                                                                 ==============   =============            =================

                 See accompanying notes to financial statements.

                                 PTN MEDIA, INC.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)


NOTE 1 - DESCRIPTION OF COMPANY AND GOING CONCERN
         UNCERTAINTY:


PTN Media, Inc. ("PTN" or the "Company") was incorporated in Delaware on January 13, 1998 and is the successor to Interactive Entertainment Studio, Inc. ("IES"). IES was incorporated in the State of Nevada on May 27, 1997 and was merged into the Company in March 1998, for the sole purpose of changing the domicile of the Company to Delaware. The Company has been in the development stage in accordance with Statement of Financial Accounting Standards No. 7, since its inception.

The Company is an interactive content provider focusing on providing leading branded content for well-defined target audiences using a combination of new and traditional media. The Company provides this content on its interactive web sites in the form of articles and photographs pertaining to fashion, beauty, style and entertainment. These web sites, utilizing celebrity models as hosts, will provide an avenue for users to share general tips and advice relating to the subjects covered.

The Company, since its inception, has incurred net losses of $3,241,297 and at September 30, 1999 its current liabilities exceeded its current assets by $1,159,703. The Company has relied on bridge financing, the proceeds from the sale of common stock through an initial public offering, sale of stock in its newly created subsidiary, Fragrancedirect.com, Inc., officer's loans and sale of preferred stock to fund its activities. The Company may be unable to continue in existence unless it is able to arrange additional financing. The financial statements do not include any adjustments relating to the recoverability of assets that might be necessary in the event the Company cannot continue in existence.

The accounting policies followed by the Company are set forth in Note 2 to the Company's financial statements included in its annual report on Form 10-KSB for the year ended December 31,1998 and which is incorporated herein by reference. Specific reference is made to this report for a description of the Company's securities and the notes to the financial statements included therein.

                                 PTN MEDIA, INC.
                          (a Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS, continued
                                   (Unaudited)

NOTE 1 - DESCRIPTION OF COMPANY AND GOING CONCERN
         UNCERTAINTY, continued:

In the opinion of management, the accompanying unaudited interim condensed financial statements of PTN Media, Inc.contain all adjustments necessary to present fairly the Company's financial position as of September 30, 1999 and the results of its operations for the three and nine month periods ended September 30, 1999 and 1998 and for the cumulative period during the development stage (May 27, 1997 to September 30, 1999) and its cash flows for the nine month periods ended September 30, 1999 and for the cumulative period during the development stage (May 27, 1997 to September 30, 1999).

The results of operations for the three and nine month periods ended September 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.


NOTE 2 - SALE OF SHARES:

On September 18, 1998, the Securities and Exchange Commission declared effective the Company's registration statement concerning an initial public offering ("IPO") of 400,000 shares of common stock. On October 22, 1998, the Company extended the expiration date of the initial public offering to January 31, 1999. As of December 31, 1998, the Company had consummated the sale of 66,900 shares of common stock and in February 1999, the Company consummated the sale of an additional 62,000 shares of common stock. The aggregate net proceeds from the IPO were $335,596.

On November 8, 1999, the Company sold an additional 250,000 shares of its common stock for $500,000.

During the second quarter of 1999, the Company completed the sale of 2,400 shares of Class A preferred stock in a private offering of such securities, generating net proceeds of $216,000. The purchasers of these securities also received two-year warrants to purchase 5,000 shares of common stock, for every $25,000 of preferred stock purchased, at an exercise price of $7.50. The preferred shares accumulate dividends at the rate of $10 per share per annum and are convertible to common shares at the option of the holders.

In addition, during the third quarter of 1999, the Company sold shares in its newly created subsidiary, Fragrancedirect.com, Inc. for $190,000.

                                 PTN MEDIA, INC.
                          (a Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS, continued
                                   (Unaudited)


NOTE 3 - SHORT-TERM LOANS PAYABLE:

In July and August 1997, the Company received $56,250 through the issuance of 8% promissory notes and common stock purchase warrants to acquire Company stock. The 45,000 warrants issued, which expire in July 2001, entitle the holders to purchase 45,000 shares of common stock at an exercise price of $3.00 per share, the deemed fair value of the warrants at the time of issuance. The notes and accrued interest are payable one year from the date of issuance or the closing of an equity funding of the Company of a minimum of $500,000, whichever is sooner. These notes continue to be outstanding notwithstanding the fact that payments owed by the Company thereunder are now past due. Interest accrued and unpaid as of September 30, 1999 was $7,875.

In March 1999, the Company received $275,000 from the sale of 5 1/2 units, each unit consisting of a $50,000 promissory note, bearing interest at 10% per annum, and two year warrants to purchase 10,000 shares of common stock at $7.50 per share. As of September 30, 1999, interest accrued and unpaid aggregated $13,750.


NOTE 4- LOANS PAYABLE - OFFICER:

In April 1998, the Company's Chairman, President and Chief Executive Officer, provided the Company with a revolving credit line with a maximum of $500,000 available. In September 1998, the Board of Directors of the Company authorized an increase in this line to $610,000 and in November and December 1998, a further increase to $1,000,000, was authorized. Loans drawn under this line bear interest at a rate of 9% per annum from the date they are made to the Company and are payable by May 2001, provided, however, that if the Company raises gross proceeds in an IPO of at least $1,500,000, the entire outstanding amount and accrued interest will be repaid from the proceeds from the IPO.

During the nine months ended September 30, 1999, the Company repaid $38,156 of such loans and borrowed an additional $32,000. Accrued and unpaid interest as of September 30, 1999 was $56,201.

                                 PTN MEDIA, INC.
                          (a Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS, continued
                                   (Unaudited)


NOTE 5 - LICENSE AGREEMENT:

In June 1999, the Company entered into a License Agreement with model Estella Warren. This license provides for an on-line Internet service and downloadable electronic calendars featuring the name and likeness of Ms. Warren. This agreement continues until the first anniversary of the date the service is launched and required payment of the entire fee of $30,000 at the time of execution. Ms. Warren also receives a royalty equal to 20% of revenues received in connection with calendar sales.

During the second and third quarters of 1999, the Company paid the entire $30,000 to Ms.Warren. The Company continues to owe model Tyra Banks $100,000 in connection with calendar fees.


NOTE 6 - EARNINGS (LOSS) PER SHARE:

Earnings (loss) per share has been computed on the basis of the weighted average number of common shares outstanding during each period presented according to the standards of SFAS No.128 "Earnings Per Share" ("SFAS 128").

================================================================================

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.


                             _______________________


                                TABLE OF CONTENTS
                                                                Page

           PROSPECTUS SUMMARY.....................................3
             THE OFFERING.........................................4
             SUMMARY FINANCIAL DATA...............................6
             RISK FACTORS.........................................7
             FORWARD LOOKING STATEMENTS..........................10
             USE OF PROCEEDS.....................................10
             DIVIDEND POLICY.....................................11
             PRICE RANGE OF COMMON STOCK.........................11
             MANAGEMENT'S DISCUSSION AND
                ANALYSIS OF FINANCIAL CONDITION
                AND RESULTS OF OPERATIONS........................13
             OUR BUSINESS........................................17
             MANAGEMENT..........................................23
             PTN MEDIA, INC.
                STOCK OPTION PLANS...............................26
             CERTAIN TRANSACTIONS................................28
             PRINCIPAL STOCKHOLDERS..............................28
             DESCRIPTION OF CAPITAL STOCK........................29
             SHARES ELIGIBLE FOR FUTURE SALE.....................33
             LEGAL MATTERS.......................................36
             EXPERTS.............................................36
             WHERE YOU CAN GET MORE
               INFORMATION.......................................37
             INDEX TO FINANCIAL STATEMENTS.......................38


================================================================================


================================================================================


                                 PTN MEDIA, INC.










                        1,222,992 Shares of Common Stock





                                 _______________

                                   PROSPECTUS
                                 _______________






                                 ________ , 2000


================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Amended and Restated certificate of incorporation and by-laws of the Registrant provide that the Registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "GCL").
Section 145 of the GCL, relating to indemnification, is hereby incorporated herein by reference.

         In accordance with Section 102(a)(7) of the GCL, the certificate of incorporation of the Registrant eliminates the personal liability of directors to the Registrant or its stockholders for monetary damage for breach of fiduciary duty as a director with certain limited exceptions set forth in
Section 102(a)(7) of the GCL.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses (other than underwriting discounts, consulting fees and the underwriters 3% non-accountable expense allowance) payable by the Registrant in connection with the issuance and distribution of the securities being registered. Except for the SEC filing fee all expenses have been estimated and are subject to future contingencies.


  SEC registration fee..........................         $  1,673.20
  Legal fees and expenses.......................           25,000.00
  Printing and engraving expenses...............            5,000.00
  Accounting fees and expenses..................            3,000.00
  Miscellaneous.................................              326.80
                  Total.........................         $ 35,000.00
                                                           ---------



ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         Since February 1997, the Registrant has sold the following securities without registration under the Securities Act:

         (1) In July and August 1997, the Registrant sold an aggregate of 45,000 warrants to purchase 45,000 shares of common stock at an exercise price of $3.00 per share to four unaffiliated persons.

         (2) In August 1998, the Registrant sold an aggregate of 116,792 warrants to purchase 116,792 shares of common stock at an exercise price of $4.00 per share to 17 unaffiliated persons.

         (3) In March 1999, the Registrant sold 5,450 shares of Class A Preferred Stock and 109,000 warrants to purchase 109,000 shares of common stock at an exercise price of $7.50 per share to 12 unaffiliated persons for an aggregate consideration of $545,000.

         (4) In October 1999, the Registrant sold an aggregate of 120,000 shares of common stock to four unaffiliated persons for an aggregate consideration of $120,000.

                  In October 1999, the Registrant sold an aggregate of 260,000 shares of common stock to two unaffiliated persons for an aggregate consideration of $520,000.

                  In November 1999, the Registrant sold an aggregate of 25,000 shares of common stock to one unaffiliated entity for $100,000.

         (5) In January 2000, the Registrant issued 110,000 shares of common stock to Peter Klamka, the Registrant's Chief Executive Officer, in satisfaction of loans made by Mr. Klamka to the Registrant totalling $548,500.

         The issuances described in Item 15 above were made in reliance upon the exception from the registration requirements of the Securities Act provided by
Section 4(6) of the Securities Act for transactions by an issuer not involving a public offering and Regulation D promulgated thereunder. The recipients of the securities in each of the above transactions represented their intentions to acquire the securities for investment only and not with a view to or a sale in connection with any distribution thereof. No underwriter of underwriting discount or commission was involved in the issuances.

  ITEM 27.  EXHIBITS

  The following Exhibits are filed herewith and made a part hereof.

   2.1 Plan of Merger between PTN Media, Inc. and Interactive Entertainment Studio, Inc. dated as of February 25, 1998. (1)
   3.1 Certificate of Incorporation of PTN Media, Inc. dated as of January 13, 1998.(1)
   3.2   By-Laws of PTN Media, Inc. (1)
   4.1   Specimen Common Stock Certificate (1)
   5.1   Opinion of __________________ (2)
   10.1 Lease Agreement dated as of February 27, 1998, between First Miller Limited Partnership and PTN Media, Inc. (1)
   10.2  PTN Media, Inc. 1998 Stock Option Plan (1)
   10.3  PTN Media, Inc. 1999 Consultant Stock Plan (3)
   11.1  Computation of per share earnings
   23.1  Consent of Lazar Levine & Felix LLP (4)
   23.2  Consent of _________________ (2)
   24.1  Power of Attorney (included in Part II of Registration Statement)

  --------------------
   (1) Incorporated by reference to PTN Media, Inc.'s Registration Statement on Form SB-2 (No. 333-51933) declared effective on September 18, 1998.
   (2)   To be filed by amendment.
   (3) Incorporated by reference to PTN Media, Inc. Registration Statement on Form S-8 filed on June 16, 1999.
   (4)   Filed herewith.

  ITEM 28.  UNDERTAKINGS.

   (1)   The undersigned Registrant hereby undertakes that it will:

         (a) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act,

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of this offering.

   (2) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (4)   The undersigned Registrant hereby undertakes that it will:

         (a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

         (b) For determining any liability under the Securities Act, treat each post effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering of those securities.

         In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement or amendment thereto to be signed on its behalf by the undersigned, whereunto duly authorized, in the City of Ann Arbor, State of Michigan on the 1st day of February, 2000.


                                    PTN MEDIA, INC.


                                    By: /s/ Peter Klamka
                                        ----------------
                                        Peter Klamka
                                        Chairman of the Board and
                                        Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Peter Klamka and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

         In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates stated.



      SIGNATURE                       TITLE                            DATE
-------------------   ---------------------------------------   ----------------

  /s/ Peter Klamka      Chairman of the Board, President,       February 1, 2000
------------------    Chief Executive Officer, Treasurer and
  Peter Klamka        Secretary (Principal Executive Officer)
                      (Principal Financial Officer and
                      Principal Accounting Officer)

  /s/Chris Giordano     Chief Operating Officer                 February 1, 2000
-------------------
  Chris Giordano